AMENDED
                            SCHEDULE 14C INFORMATION


                               Amendment No. 3 to
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement


                            Crown Energy Corporation
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1) Title of each class of securities to which transaction applies:
         _______________________________________________________________________
     2) Aggregate number of securities to which transaction applies:
         _______________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________
     4) Proposed maximum aggregate value of transaction:
         $10,000,000 (calculated based on the estimated value of the securities and property to be received by the registrant in consideration of the sale of assets in accordance with Rule 0-11(c)(2))

     5)  Total fee paid: $2,000
         _______________________________________________________________________

[X] Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:_________________________________________________
     2) Form, Schedule or Registration Statement No.: __________________________
     3) Filing Party:___________________________________________________________
     4) Date Filed:_____________________________________________________________

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                            CROWN ENERGY CORPORATION
                              1710 WEST 2600 SOUTH
                             WOODS CROSS, UTAH 84087

                                 [mailing date]

Dear Stockholder:

         We are providing this information statement to you as a stockholder of record of our outstanding common stock at the close of business on [record date], 2004, to advise you of three actions recently approved by the holders of a majority of the issued and outstanding common stock and all of the issued and outstanding Series A Cumulative Convertible Preferred Stock (together, "the Approving Stockholders"). These recently approved actions will become effective on [effective date], which is at least 20 days after this information statement is provided to our stockholders.

         On June 30, 2004, the Approving Stockholders approved the following actions:

                  (a) the 1,000-to-one reverse split of our issued and outstanding common stock, without any change to our authorized capitalization of 50,000,000 shares of common stock, par value $0.02;

                  (b) the formation with Idaho Asphalt Supply, Inc., an unaffiliated asphalt products distributor, of a newly organized limited liability company, or Newco, to produce and market asphalt products through the transfer of substantially all of our asphalt business, operations and assets to Newco in consideration of a $7.5 million promissory note payable from Newco earnings, the assumption of approximately $2.5 million in liabilities, and a 49% interest in Newco, with the remaining 51% interest in Newco owned by Idaho Asphalt Supply, which will provide Newco with working capital financing for its operations; and

                  (c) the election of Jay Mealey, Alan L. Parker, and Andrew W. Buffmire as directors, each to serve until the next annual meeting of directors and until his successor is elected and qualified.

         The purpose of the reverse split is to reduce the number of holders of our common stock in order for us to terminate our reporting obligations under the Securities Exchange Act of 1934 ("Exchange Act"). Our common stock would then no longer be eligible for quotation on the OTC Bulletin Board, and we cannot assure that any trading market for our common stock would continue thereafter.

         We are enclosing our information statement that describes the above transactions, as well as our 2003 annual report to stockholders, which consists principally of our annual report on Form 10-K and our most recent quarterly reports on Form 10-Q.

         Please review the enclosed information statement carefully.

         We Are Not Asking for a Proxy and You Are Requested Not To Send Us a Proxy.

                                                   Sincerely,

                                                   CROWN ENERGY CORPORATION

                                                   Jay Mealey, President
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                            CROWN ENERGY CORPORATION
                              1710 WEST 2600 SOUTH
                             WOODS CROSS, UTAH 84087
                             TELEPHONE 801-296-9585


            NOTICE OF ACTION BY MAJORITY WRITTEN STOCKHOLDER CONSENT

To the Stockholders of Crown Energy Corporation:


         On June 30, 2004, the board of directors unanimously and Jay Mealey, our chief executive officer and chairman of our board of directors, the Mealey Family Limited Partnership (hereinafter the "Mealey Partnership"), of which Mr. Mealey is the general partner, and Andrew Buffmire, a member of our board of directors (together, "the Approving Stockholders"), who beneficially own 15,441,818 shares, or 58.3%, of our issued and outstanding common stock and all 500,000 shares of our issued and outstanding Series A Cumulative Convertible Preferred Stock, approved the following actions:


                  (1) the 1,000-to-one reverse split of our issued and outstanding common stock, without any change to our authorized capitalization of 50,000,000 shares of common stock, par value $0.02;


                  (2) the formation with Idaho Asphalt Supply, Inc., an unaffiliated asphalt products distributor, of a newly organized limited liability company, or Newco, to produce and market asphalt products through the transfer of substantially all of our asphalt business, operations and assets, which represent approximately 93% of our total assets as of September 30, 2004, to Newco in consideration of a $7.5 million promissory note payable from Newco earnings, assumption of approximately $2.5 million of liabilities, and a 49% interest in Newco, with the remaining 51% interest in Newco owned by Idaho Asphalt Supply, which will provide Newco with working capital financing for its operations; and


                  (3) the election of Jay Mealey, Alan L. Parker, and Andrew W. Buffmire as directors, each to serve until the next annual meeting of directors and until his successor is elected and qualified.

         Our board of directors had previously unanimously approved the above actions and fixed the close of business on July 13, 2004 (the "Record Date"), for the determination of stockholders entitled to notice of the above actions. As of the Record Date, we had issued and outstanding 26,482,388 shares of common stock and 500,000 shares of Series A Cumulative Convertible Preferred Stock. In view of the approval by written consent of the Approving Stockholders, no special meeting or annual meeting of the stockholders will be held, and the above actions will become effective on [effective date], 2004 (the "Effective Date"), which is at least 20 days after mailing this notice to the stockholders on about [mailing date], 2004.

         We Are Not Asking for a Proxy and You Are Requested Not to Send Us a Proxy.

         Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved these transactions, passed upon the merits or fairness of the transactions, or determined if this information statement is accurate or complete. Any representation to the contrary is a criminal offense.

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                               SUMMARY OF ACTIONS

1.       The Reverse Split

         The Approving Stockholders have approved an amendment to our articles of incorporation to:

         o reverse split our issued and outstanding common stock 1,000-to-one, without reducing the 50,000,000 shares of authorized common stock, par value $0.02, which will have the effect of converting each 1,000 shares of our common stock outstanding immediately prior to the reverse split into one full share of post-reverse-split common stock; and

         o provide that stockholders that would otherwise receive a fractional share of common stock receive a cash payment of $0.012 per pre-split share, with those stockholders owning fewer than 1,000 shares before the reverse split receiving only the cash payment.


         Our board of directors has determined that the reverse split, including the amount to be paid per pre-split share for fractional shares:

         o        is procedurally fair to our unaffiliated stockholders, and

         o        is substantively fair to our unaffiliated stockholders.


         Immediately after the Effective Date of the reverse split, we will have approximately 148 stockholders with at least one share of post-reverse-split common stock, which will include Jay Mealey, the Mealey Partnership, and Andrew
W. Buffmire. The 1,000-to-one reverse-split ratio will then have reduced our number of stockholders below 300, which will allow us to file documents with the Securities and Exchange Commission under the Exchange Act to terminate our reporting obligations under the Exchange Act. Our common stock would then no longer be eligible for quotation on the OTC Bulletin Board, and we cannot assure that any trading market for our common stock would continue thereafter. The board of directors determined that a 1,000-to-one ratio was the simplest ratio to permit a substantial number of unaffiliated stockholders to retain an ownership interest in the Company, while reducing the total number so that we could seek to terminate our Exchange Act reporting obligations.

         We estimate that the reverse split will result in the cancellation of less than 1% of our issued and outstanding common stock and will reduce our number of stockholders from approximately 742 to approximately 148. The reverse split of our common stock and the termination of reporting obligations under the Exchange Act will enable us to eliminate costs now associated with meeting regulatory requirements for filing periodic reports of financial and business information as a publicly-held company subject to the reporting obligations under the Exchange Act, which we believe now provide us minimal benefits. See "THE REVERSE SPLIT."

2.       The Proposed Joint Venture Formation

         We have entered into an agreement with Idaho Asphalt Supply to organize a new limited liability company ("Newco") with the following principal terms:


         o We will sell to Newco substantially all of our asphalt business, operations and assets, which represent approximately 93% of our total assets as of September 30, 2004, in consideration of:

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                  -        a promissory note for $7.5 million secured by the
                           assets and business sold to Newco, the payment of which will be largely contingent upon Newco having earnings sufficient to permit such payment,

                  - assumption of approximately $2.5 million in liabilities relating to the assets transferred, and

                  -        a 49% interest in Newco.

         o Idaho Asphalt Supply will own 51% of Newco and will designate a majority of its managers.


         In anticipation of completing this joint venture formation, Idaho Asphalt Supply advanced interim operating capital of a high of approximately $3.5 million during 2004, with a balance outstanding of approximately $3.3 as of September 30, 2004, secured by a lien on our inventory, work in progress, finished goods, and accounts receivable. This interim funding was sufficient to allow us to substantially complete the 2004 asphalt season.


         Because of the dividends payable on our Series A Cumulative Convertible Preferred Stock and its preference in liquidation, the Mealey Partnership, of which Jay Mealey is the general partner, will benefit directly from the payments we receive on the Newco promissory note.


         At September 30, 2004, there were dividends payable on the preferred stock of $1.7 million that may, at the election of the Mealey Partnership, be taken in cash. We anticipate that payments on the Newco promissory note will be applied first to payment of dividends accruing on our outstanding preferred stock owned by the Mealey Partnership.


         Formation of the joint venture is contingent on the completion of definitive agreements and certain other factors, including approval by our stockholders as described in this information statement. See "THE PROPOSED JOINT VENTURE FORMATION."

3.       Election of Directors

         The board of directors and the Approving Stockholders have approved the reelection of directors Jay Mealey, Alan L. Parker, and Andrew W. Buffmire, each to serve until the next annual meeting of the stockholders and until his successor is elected and qualified. See "ELECTION OF DIRECTORS."


                                THE REVERSE SPLIT

Special Factors

     Purposes


         As of September 30, 2004, we had a working capital deficit of approximately $2.8 million, an accumulated deficit of approximately $6.1 million, and a stockholders' deficit attributable to the common stock of approximately $2.2 million. Our auditor's report on our consolidated financial statements for the year ended December 31, 2003, as for prior years, contained an explanatory paragraph about our ability to continue as a going concern.


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         Our asphalt business requires a large amount of working capital to purchase and store inventory and for accounts receivable and general operations. We have not had outside working capital financing since 1999 and have continued to explore avenues to obtain working capital financing, including supplier financing, through-put arrangements, structured supply arrangements and joint ventures with industry participants, facility leasing, and conventional financing from commercial sources. We believe shortages of working capital are the most significant limitation on our operations.

         In seeking outside working capital lines of credit, potential sources of funding have stated that, among other things, they would require personal guarantees of our officers and directors, and our officers and directors are unwilling to provide such guarantees for our benefit while we are burdened by the costs associated with meeting the reporting obligations under the Exchange Act. Further, bonding underwriters we historically used for asphalt supply contracts with federal and state highway projects have stated that their ability to provide payment and performance bonding for small public companies has become limited because of the uncertainties regarding management continuation, the requirement for personal guarantees that generally are not provided in public companies, and the third-party liability that public companies face from stockholders, which can severely impact the financial ability of those companies and their ability to meet their contractual obligations for which bonding companies provide surety.


         Our operating history and the prevailing current conditions in the investment markets generally have precluded us from obtaining outside equity capital. The closing sales price for our common stock ranged from a low of $0.01 per share to a high of $0.025 per share in 2003, with trades taking place on only 48 of 252, or 19%, of the trading days. Through November 30, 2004, the closing sales price has ranged from a low of $0.01 per share to a high of $0.035, with trades taking place on only 47 of the 230, or 20%, trading days. From January 1, 2003, through 230 trading days of 2004, only an aggregate of 1,252,448 shares were reported traded, representing an aggregate transaction value of less than $35,000. Finally, we have reviewed the costs required to meet regulatory and stockholder requirements associated with being a publicly-held company subject to the periodic reporting, proxy and other requirements under the Exchange Act, along with recent increased cost of insurance and other burdens we believe result from the enactment of the Sarbanes-Oxley Act of 2002, particularly for a small company such as ours, and determined that those burdens represent a substantial impediment to our ability to continue.


         In view of our continuing inability to arrange required financing as discussed above, in March 2003, our board of directors, which includes affiliates of our principal stockholders, authorized management to investigate available alternatives for a so-called "going-private" transaction, with the effect that we would become privately held by the holders of a majority of our current stock, subject to satisfying various regulatory requirements. As we investigated these possible going-private alternatives, we also continued our search for financing from a variety of sources through a number of alternative arrangements. These efforts finally led to our recent agreement with Idaho Asphalt Supply to continue our asphalt production and marketing activities through a joint venture as described in detail below and as approved by our board of directors and the Approving Stockholders. As part of this agreement, Idaho Asphalt Supply provided us with an interim working capital loan, secured by our inventory, work in progress and accounts receivable, and has agreed to certain additional working capital funding to operate the business.

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         Until we reached the agreement with Idaho Asphalt Supply discussed in detail in this information statement, we did not have adequate working capital to finance our pressing requirements for the 2004 summer asphalt sales cycle. This arrangement for working capital further reduces the likelihood that we will seek capital through the public equity markets in the future. Therefore, based on our consideration of various alternatives for reducing ongoing costs and regulatory burdens, we determined to proceed with the reverse split as described in this information statement to eliminate the costs associated with meeting the periodic reporting, proxy and other requirements of the Exchange Act, but not to incur the costs of a cash payment to minority holders to become privately held by our majority stockholders.


     Previous Transactions

         History of Crown

         We were organized in March 1981 for the purpose of acquiring, holding and developing oil and gas leases and properties, including conventional oil and gas activities, exploration and development of oil sands, and the extraction of oil from oil sands through proprietary technologies. Our common stock has been traded on the over-the-counter market and quoted on the OTCBB under the symbol "CROE" since the early 1980s.

         In approximately 1997, we began to implement a program using our proprietary technology to develop and commercialize asphalt recovery from our oil sand properties in Asphalt Ridge, Uintah County, Utah. This focus was based on our analysis of our operation of a pilot plant and demonstration facility employing our proprietary technologies that had been conducted in the preceding years. We designed and sought financing for a production facility to process approximately 3,000 tons of oil sands per day for an estimated production of 1,500 barrels of premium-grade asphalt daily. This focus on asphalt production was in part based on the federal government's then-recent establishment of uniform performance and quality standards that states were being required to follow in order to obtain federal funding for federal and state highways. Our tests confirmed that asphalt producible from our properties could meet or exceed these new performance-grade asphalt requirements without additives or modifiers.


         In August 1997, we obtained funding for our Asphalt Ridge project through a joint venture with MCNIC Pipeline and Processing Company of Michigan. This joint venture was to be conducted through a new entity, Crown Asphalt Ridge, L.L.C., which was to develop the Asphalt Ridge project. MCNIC was to provide approximately $15.0 million for the Asphalt Ridge facility. We and MCNIC were to have 25% and 75% interests, respectively, in Crown Asphalt Ridge, shifting to 50% each after MCNIC had recovered from operations an amount equal to 115% of its cash investment in Crown Asphalt Ridge. Crown Asphalt Ridge's management committee initially was to be controlled by MCNIC. We cooperated with MCNIC in additional ventures in anticipating full-scale production from our Asphalt Ridge project.


         In order for us to meet our obligation for our share of funding Crown Asphalt Ridge, on November 4, 1997, we sold in an arm's-length transaction to Enron Capital & Trade Resources Corp., an Enron Corp. subsidiary, an unrelated third party, for $5.0 million in cash, 500,000 shares of $10 Series A Cumulative Convertible Preferred Stock and a warrant to purchase at $0.002 per share an amount equal to 8% of the shares of common stock then outstanding and reserved for issuance, or approximately 925,771 shares. This warrant was required by

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Enron as an additional incentive for it to complete the transaction in the event our performance was not as forecast at the time of the transaction. Enron desired a more potentially dilutive mechanism that would provide it with enough stock on conversion to return its investment plus the desired return on its investment using the stock price at the time it made the conversion. Proceeds from the sale of the Series A Cumulative Convertible Preferred Stock enabled us to meet our Crown Asphalt Ridge funding obligation, which was a condition precedent to the substantial funding being provided by MCNIC. During the quarter ended December 31, 1997, our stock had a high bid of $2.00 and a low bid at $1.22 per share. In additional provisions of our agreement, Enron granted us a right of first refusal to purchase its securities, and we granted Enron the preemptive right to purchase additional equity securities in order to preserve its percentage interest in our stock and agreed to register under the Securities Act of 1933 resale of Enron's securities in certain circumstances. In addition, Enron required Jay Mealey to enter into a co-sale agreement providing that Enron have the right to participate in any sale by Mr. Mealey of his shares at any time prior to September 25, 2002.


         We initially anticipated that Crown Asphalt Ridge would be operational by June 1998. However, during the start-up of the facility, mechanical and process difficulties were experienced that affected production economics and plant start-up. Extensive research and engineering to develop a solution to these problems were undertaken and tested in a pilot study, which indicated that modifications to the facility would be required. Both we and MCNIC, which controlled the management of Crown Asphalt Ridge, determined to press on with the project. With inadequate capital available from other sources to fund our Asphalt Ridge obligations, during 1997-99 we borrowed additional funds from MCNIC.

         While commercial production from the Asphalt Ridge facility was delayed by technical problems, we and MCNIC launched our asphalt marketing and distribution activities through Crown Asphalt Distribution, L.L.C., our distribution subsidiary. MCNIC refused to provide working capital or to guarantee working capital loans sought by us as we asserted MCNIC was obligated to do. Without the MCNIC guarantee, Crown Asphalt Distribution was unable to obtain the necessary working capital for its business, and therefore, it was unable to take advantage of the lower raw material purchase opportunities during the winter months. In addition to the inability to purchase raw materials at favorable winter prices, the price of crude oil and base asphalt rose rapidly in early 2000, further negatively impacting operating margins.


         By 1999 year-end and notwithstanding MCNIC's control of the management of Crown Asphalt Ridge, it was unable to overcome technical processing problems to place the plant into production. In addition, by 1999 year-end, MCNIC had provided to Crown Asphalt Distribution approximately $14.9 million in loans, which MCNIC advised in March 2000 were in default. On June 20, 2000, MCNIC sued us in state court in Utah for collection of $14.9 million in advances to Crown Asphalt Distribution. In turn, in July 2000, we sued MCNIC and certain of its affiliates in federal court in Utah, seeking damages in excess of $100 million on a variety of causes of action. In early 2001, the state and federal court actions between MCNIC and us were submitted to binding arbitration.

         Enron's Sale of Preferred Stock


         The Series A Cumulative Convertible Preferred Stock we issued to Enron in 1997 continued to accrue dividends as we encountered technical construction and operating difficulties respecting our Asphalt Ridge plant, leading to pre-operating cost overruns and continuing delays while our asphalt manufacturing and distribution business continued to experience disappointing

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results as discussed above. A dividend payment was made to Enron by the issuance of 317,069 shares of common stock on January 27, 1999. As of June 30, 2001, we had accrued $1.1 million in dividends payable on this preferred stock. In approximately April 2001, Enron advised us that Enron intended to dispose of the Series A Cumulative Convertible Preferred Stock and inquired of our interest in purchasing or redeeming the preferred stock at an undisclosed price, but indicated as less than the $5.0 million initial purchase price, under the right of first refusal contained in our agreement. Enron also advised us that it was pressing to liquidate its investment and would also be approaching third parties about the possible sale of the securities. We were concerned then that Enron might approach MCNIC, which might see the ownership of the preferred stock, warrant and related preemptive and co-sale right as leverage against us in our pending disputes. We were, among other things, concerned that Enron might attempt to sell the securities to a third party to the detriment of the Company and our stockholders, and we sought the financial means to repurchase the securities from Enron.


         We did not have the financial resources with which to repurchase the preferred stock and warrants, even at a significant discount to the original purchase price of the securities. In addition, we were advised by outside legal counsel that, in view of our financial position, Utah law prohibited us from redeeming the preferred stock. Redemptions of stock are treated under Section 16-10a-640 of the Utah Revised Business Corporation Act as distributions to stockholders, so that the Series A Cumulative Convertible Preferred Stock could not be redeemed if, after the redemption, we would be unable to pay our debts as they became due in the ordinary course of business (the equity insolvency test) or if our total assets, based on their fair valuation as distinguished from book value, would be less than the sum of our total liabilities (the balance sheet test) as determined by the board of directors. UTAH CODE ANN. Section 16-10a-640(3). As of September 30, 2001, we had a common stockholders' deficit of approximately $23.8 million. During the nine months ended September 30, 2001, we used cash of approximately $2.0 million for operating activities, $464,000 for investing activities, and $155,000 for financing activities. Upon review of these requirements and our status with our legal advisors and outside accountants, the board determined that we were, in any case, prohibited from acquiring the Enron securities under the foregoing statutory provisions.

         Mr. Mealey approached Jeff Fishman, a third-party investor, to acquire the preferred stock. Mr. Fishman undertook negotiations with Enron. During the course of the negotiations, Mr. Fishman requested the participation of other parties in the transaction. As a result, Jay Mealey and Andrew Buffmire, executive officers and directors of the Company, took the initiative with Alexander L. Searl, a third-party investor, to organize Manhattan Goose, L.L.C., a Utah limited liability company, to negotiate the purchase of the Series A Cumulative Convertible Preferred Stock, accumulated but unpaid dividends, warrant and associated rights from Enron. Manhattan Goose was owned by Jay Mealey, 32.5%; Andrew W. Buffmire, 32.5%; Jeff Fishman, 10.0%; and Alexander L. Searl, 25.0%.

         On November 1, 2001 (just one week before Enron publicly announced the restatement of prior period financial statements and certain related-party transactions at the beginning of its financial debacle), Manhattan Goose completed the purchase from Enron of the Series A Cumulative Convertible Preferred Stock, accumulated dividends, 317,069 shares of common stock previously issued as a dividend payment, the warrant, and related preemptive, right of first refusal and co-sale rights for a total of $263,000. Manhattan Goose reported that each member of Manhattan Goose used personal funds to provide his pro rata share of this purchase price; the purchase by Manhattan Goose was for the purpose of making a financial investment in the Company; and as current officers and directors of the Company, Messrs. Mealey and Buffmire participated in the transaction in order to ensure that partial ownership of the preferred interest remain with persons involved with the Company, increase the amount of their equity stake in the Company, and make a financial investment in the Company.

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         As a condition precedent to completing the sale of our securities to
Manhattan Goose, Enron required that we formally waive our right of first refusal. Accordingly, on October 25, 2001, Jay Mealey and Andrew Buffmire advised our board of directors of the circumstances, price and other terms of Manhattan Goose's proposed purchase of the securities from Enron, including advice that they owned interests in Manhattan Goose, that the purchase of the preferred stock and the waiver of our right of first refusal constituted a "directors' conflicting interest transaction" as defined by the Utah Revised Business Corporation Act, and that they would not vote on the matter before the board since the third director represented the only "qualified director," as defined in the Utah corporate statute. Messrs. Mealey and Buffmire indicated that it was their opinion that the purchase of the preferred stock by Manhattan Goose was objectively fair to us since the result of the purchase would be that the preferred stock would be at least partially owned by management personnel who already controlled the Company, instead of an unaffiliated third party with no stake in our success. The board also discussed the fact that, given our financial condition at that time, we could not legally purchase the preferred stock because of Section 16-10-640 of the Utah Revised Business Corporation Act, which prohibits the redemption of stock if, following the redemption, the liabilities of a corporation will exceed its assets.

         Following a thorough discussion of the matter, Messrs. Mealey and Buffmire recused themselves from voting, and upon a motion duly made and recorded, the board formally waived our right of first refusal to purchase the securities from Enron by the affirmative vote of the sole qualified director, James A. Middleton, who was then the chairman of the board of directors.


         By early 2002, we were engaged in intense negotiations with MCNIC to settle the arbitration judgment and recognized our necessity to raise a substantial amount to fund any settlement reached. Based on the substance and status of our negotiation with MCNIC, we also anticipated that we would have limited time within which to obtain the required funding. Further, if we were unable to sell securities to raise equity, we expected that any new funding might involve a sale of substantially all of our assets to form a new joint venture, business combination, or similar extraordinary corporate transaction that would require stockholder approval. Since our directors and executive officers owned less than 24% of the issued and outstanding common stock, based on initial contacts with potential funding sources, we were concerned that we would be unable to satisfy anticipated concerns of potential joint venture or other funding sources that we could assure stockholder approval or obtain it expeditiously. In order to increase the percentage of beneficial ownership and control of executive officers and directors, on February 28, 2002, Manhattan Goose exercised its rights as the holder of the preferred stock to require payment of $200,000 in accrued and past-due dividends by the issuance of 13,793,103 shares of common stock.


         Settlement of MCNIC Dispute

         In November 2001, the arbitrator in the binding arbitration ruled that the loans, plus accruing interest, made by MCNIC to us were currently due and payable. In February 2002, on application of MCNIC, a Utah state court confirmed the arbitration award and entered judgment for $20.2 million, plus post-judgment interest, in favor of MCNIC. In addition, the arbitrator determined that $2.6 million in legal fees and costs incurred in the dispute by MCNIC were payable by us.

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         On March 8, 2002, the parties entered into a settlement agreement pursuant to which we assigned our interest in Crown Asphalt Ridge to MCNIC and agreed not to compete in certain tar sands activities in the western United States and Canada in return for: (i) the receipt of a non-cost-bearing overriding royalty interest in the Asphalt Ridge properties; (ii) the elimination of all of our obligations to MCNIC; and (iii) MCNIC's payment of a third-party obligation in the amount of approximately $304,000. We were granted the option to acquire for $5.5 million all of MCNIC's interest in Crown Asphalt Distribution. All litigation and related judgment enforcement actions were stayed. The settlement agreement provided that if we did not exercise the option to purchase Crown Asphalt Distribution by September 30, 2002, MCNIC could seek collection of the full damage award and the parties could either move to confirm or appeal, as the case may be, the $2.6 million fee award.

         We attempted to obtain the financing needed to exercise the option to acquire MCNIC's interest in Crown Asphalt Distribution. See "THE REVERSE SPLIT--Special Factors--Alternatives Considered--Possible Financing or Sale."


         We were not able to obtain the needed financing through debt, equity, joint venture, or a sale of the business. Immediately after September, MCNIC threatened to initiate foreclosure proceedings, but then expressed an interest in negotiating a resolution, so we undertook further discussions with MCNIC to resolve the substantial monetary awards against us. On October 16, 2002, all parties to the MCNIC litigation and arbitration executed a settlement agreement to settle all claims and liabilities among them. Under the settlement agreement, we conveyed to MCNIC all of our interests in the overriding royalty assigned in the Asphalt Ridge properties, and MCNIC agreed to assign its interest in Crown Asphalt Distribution, L.L.C., including approximately $30.1 million in obligations that we owed. As a result, we no longer owned an interest in Crown Asphalt Ridge or any of the Asphalt Ridge properties and we became owner of all of Crown Asphalt Distribution. As a further result of this settlement, we realized a gain of approximately $30.1 million, calculated as the amount by which the total of our liabilities cancelled exceeded our cost for the assets conveyed, which was recorded as an extraordinary gain on extinguishment of debt. For the year ended December 31, 2002, we reported a loss before the extraordinary gain on extinguishment of debt of approximately $770,000. As of December 31, 2002, we had approximately $180,000 negative working capital and stockholders' equity of $1.1 million.


         Dissolution of Manhattan Goose


         We reached the settlement with MCNIC as discussed above in order to avoid foreclosure or perhaps bankruptcy reorganization or liquidation, but recognized that our viability was tenuous due to several factors. Our survival depended on obtaining substantial amounts of working capital through the sale of securities, a strategic relationship with an industry or funding partner, a business combination, or other means, and our previous efforts to complete such a transaction had not been productive. Jay Mealey and the other operating executives that had endured the strain and uncertainty of the MCNIC dispute were expressing their frustration and fatigue and were exploring leaving us for other opportunities. Andrew Buffmire, Alexander Searl and Jeff Fishman indicated they would sell their interests in Manhattan Goose to Mr. Mealey if he would continue as our chief executive officer to lead our business and financial recovery. On November 25, 2002, Jay Mealey purchased the Manhattan Goose membership interests held by Alexander Searl and Jeff Fishman for $78,900 and $31,560, respectively.


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         On November 26, 2002, Manhattan Goose distributed 4,585,806 shares of our common stock to Andrew Buffmire in partial redemption of his ownership interest in Manhattan Goose. On November 27, 2002, Jay Mealey purchased the remaining membership interest in Manhattan Goose held by Mr. Buffmire for $102,570. Because of his 32.5% ownership interest in Manhattan Goose, this transaction represented the sale by Mr. Buffmire for $102,570 in cash and 4,585,806 shares of common stock of the equivalent ownership of 162,500 shares of Series A Cumulative Convertible Preferred Stock with an aggregate liquidation preference of $1,625,000, plus accrued and unpaid dividends of $443,083, together with warrants to purchase 300,876 shares of common stock at $0.002 per share.


         Immediately after the foregoing transactions, Manhattan Goose dissolved and distributed 9,524,366 shares of our common stock and 500,000 shares of our Series A Cumulative Convertible Preferred Stock and accumulated dividends receivable to Jay Mealey. Immediately thereafter, Mr. Mealey organized the Mealey Partnership and conveyed to it all 9,524,366 shares of common stock and 500,000 shares of preferred stock, the warrant to purchase our shares, accumulated dividends receivable, and the related preemptive right to purchase additional equity securities to preserve the percentage interest represented by the common stock issuable on conversion of the preferred stock, securities registration rights, and the right of first refusal on resale of the acquired securities in consideration of 100% ownership interest in the Mealey Partnership.


         Mr. Mealey effected the foregoing transactions in order to increase his equity stake in us as inducement and incentive for continuing as our chief executive officer.


         On November 27, 2002, we paid dividends of $300,000 in cash to Manhattan Goose. On December 30, 2002, we paid dividends of $100,000 in cash to the Mealey Partnership. At December 31, 2003, and September 30, 2004, we owed $1.4 million and $1.7 million, respectively, in additional accumulated preferred stock dividends payable.


         Our Bonding Dilemma

         As we encountered financial difficulties as a result of our disputes with MCNIC, it became increasingly difficult for us to obtain payment and performance bonds that were required in order for us to bid on some major asphalt supply contracts, particularly contracts with state agencies. As a result of our settlement with MCNIC in late 2002, our difficulties increased substantially.

         In the fall of 2002, we requested a bond from our independent bonding agent for a contract to be performed by a major U.S. asphalt firm and were advised that the bonding company was limiting bonding to public companies and would require a personal guaranty from Mr. Mealey. However, the bond was eventually granted.

         On October 26, 2002, we participated in a bid to supply approximately $3.3 million in asphalt to the Wyoming State Department of Transportation and provided information to our bonding agent on March 17, 2003, to initiate the Wyoming State Department of Transportation bonding process. On March 25, 2003, the Wyoming State Department of Transportation awarded us an approximately $1.7 million asphalt supply agreement. We advised our bonding agent on March 27, 2003, that we had been awarded the Wyoming State Department of Transportation

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award and submitted the Wyoming State Department of Transportation forms on which the bond must be issued. The bonding company advised that it would not provide bonding for us without a personal guarantee of Mr. Mealey. On the condition that he be indemnified for any losses incurred in providing the guarantee of the bonding obligation as an accommodation to us, Mr. Mealey provided his personal guarantee. Thereafter, on April 8, 2003, our bonding company issued the $434,424 bond in favor of the Wyoming State Department of Transportation, which accepted the bond on April 16, 2003. The bonding company advised that this bond would be the last one it could provide us because we were a public company and its policy was to no longer issue bonds to public companies, with or without guaranties.


         Some time between April and July 2003, we advised a major customer that we would be unable to provide a payment and performance bond in the amount previously requested in connection with our agreements with it for the reasons given at the time the April 2003 bond was issued.


     Alternatives Considered

         Possible Financing or Sale

         During the last three years, we have investigated obtaining capital through (i) asset-based debt from financial sources; (ii) equity investment that could include a debt component; (iii) a sale of a portion of our assets or business; and (iv) a partnership or joint venture with an adequately financed partner. In the chronological detailing of those investigations that follows, we have identified the potential financing sources using letters of the alphabet for clarity.


         While our litigation and arbitration disputes with MCNIC were pending, we explored the following possible strategic relationships that we believed might be beneficial.

         We had an established relationship with a refiner that had been our primary asphalt supplier and had provided inventory financing to us for the prior two years ("Company A"). In conversations over the course of the relationship, Company A representatives had expressed an interest in vertical integration of its business into the segment serviced by us. After the arbitration decision, our survival relied on our ability to secure asphalt supply and strategic alliances with suppliers and this was a means of fulfilling this requirement. Mr. Mealey initiated discussions with Company A and determined its interest was high enough to warrant further discussion. As a result, in November 2001, we entered into a nondisclosure agreement and began discussions with Company A. We engaged in discussions through May 2002, when Company A determined that our facilities presented potential environmental liabilities and that our market was too risky to satisfy its internal requirements.

         Mr. Mealey initiated discussions with the president of an unaffiliated asphalt supplier and wholesaler ("Company B") following a gathering both parties had attended where Mr. Mealey discovered Company B was interested in expanding its business. In December 2001, we and Company B executed a nondisclosure agreement and entered into preliminary discussions about a possible business venture. In March 2002 those talks centered on the idea of a merger of the two entities, out of which we would be the surviving entity. In connection with these discussions, in January 2002 we provided a 2002 financial forecast based on Company B providing us with a $15.0 million line of credit early in the year. We then forecast that we could achieve revenue of approximately $26.5 million, as compared to revenue of $27.0 million in 2001, with a total 2002 pretax profit of approximately $1.7 million, as compared to a net loss of $6.5 million in 2001. In July 2002, talks with Company B had evolved into discussions about a joint venture in which Company B would purchase the ongoing business from us for from $6.0 to $10.0 million, the proceeds of which would pay off the amount due under the settlement with MCNIC, and provide working capital for the joint venture entity. Our talks with Company B were terminated in November 2002 because of financial difficulties suffered by Company B.

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         Mr. Mealey initiated discussions with the president of an unaffiliated asphalt refiner and supplier in another region ("Company C"). We had previously purchased supply base asphalt supply from Company C, which had provided inventory financing at the time. Mr. Mealey knew from previous general discussions with the president of Company C that it was interested in distributing its asphalt production into new regions of the U.S., and Mr. Mealey made the contact to inquire of Company C's interest in some form of venture with us. In December 2001, we entered into a nondisclosure agreement with Company C. Discussions stopped during much of 2002 due to a business combination between Company C and another company. However, in January 2003, Company C had an engineer inspect our facilities with the view toward forming a potential joint venture, with the joint venture purchasing our assets and operations for a purchase price sufficient to enable us to satisfy our obligations to MCNIC and provide working capital for the joint venture entity. Company C tabled its negotiations until October 2003, when it conducted additional financial and operational due diligence. In late 2003, Company C informed us that it could not commit the capital necessary to enter into a joint venture with us.

         We had licensed certain asphalt processing technology from Company D, an asphalt wholesaler and supplier, and in that process Company D became well-acquainted with our business. Mr. Mealey contacted one of the owners of Company D to determine the potential of it providing the working capital to us. In January 2002, we entered into a nondisclosure agreement with Company D to further discussions of a possible joint venture transaction that would involve having Company D use its line of credit to provide the funds to satisfy our obligation to MCNIC and receive a preferential return until that money was repaid, at which time Company D's interest in the joint venture would be reduced. As part of our discussions, we provided a financial forecast in which we estimated that with a $12.0 to $15.0 million credit line and additional capital investment for expansion, we could increase revenue from approximately $27.0 million for 2001 to approximately $32.4 million for 2007, reversing the 2001 $6.5 million net loss to an annual profit of approximately $2.6 million for 2007. Company D then determined that such a transaction would place too large a burden on its working capital credit facilities, and it terminated the discussions. After our obligation to MCNIC had been satisfied under the second settlement agreement, our management met with Company D's management again in November and December of 2002, discussing the possibility of a 50-50 joint venture, but Company D again determined not to proceed.

         After we reached our March 2002 settlement agreement with MCNIC, we attempted to obtain the funds necessary to pay the amounts we owed in order to effect the agreed settlement. In addition to continuing discussions with Company B as noted above, we initiated the following discussions.

         We had conducted business with a regional asphalt emulsions competitor over the years. That company was acquired by a large independent asphalt refiner and supplier and occasional competitor of ours ("Company E"). During our relationship, several general strategic discussions took place with the view toward a business combination to expand each company's market position. Mr. Mealey contacted representatives of that competitor to further previous discussions, and he was introduced and directed toward the management of

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Company E. In March 2002, we entered into a nondisclosure agreement and began serious discussions with Company E regarding some form of possible business combination. Mr. Mealey had discussions with several members of Company E's senior management about expansion into the territories served by us because our facilities were a logical extension of the facilities it had acquired. As part of these discussions, we provided a financial forecast in which we estimated that with a $12.0 to $15.0 million credit line, we could achieve revenue of $22.8 million in 2002, with income before taxes of $1.5 million, as compared to actual 2001 revenues of $27.0 million and a net loss of $6.5 million. We engaged in discussions and Company E representatives visited our facilities through June of 2002, when discussions cooled for the remainder of the asphalt season. We met with Company E representatives again in November 2002, after the MCNIC obligation was satisfied, and resumed discussions about a potential joint venture. Serious negotiations toward the completion of a transaction continued to progress until March 2003, when the Venezuelan oil strike severely affected the business and financial performance of Company E. We engaged in additional discussions with Company E in July 2003, after which Company E determined not to expand its business in the western United States due to poor performance of its existing western operations.

         Mr. Mealey contacted a large commercial lender ("Company F") with which we had existing credit arrangements to discuss the possibility of it providing expanded working capital and asset-based financing to us. In March 2002, we met with Company F to discuss financing that would permit us to satisfy our obligation to MCNIC and provide us with working capital. Certain financial information was exchanged, however, Company F determined that we represented an unacceptable level of risk. We were successful in refinancing an equipment lease and obtaining financing for a facility expansion with Company F in May 2003.

         We initiated discussions with the senior management of an unaffiliated contractor and customer of ours ("Company G") that previously had expressed some general interest in vertically integrating its operations into the asphalt supply business and about some possible alliance between our companies. In April 2002, we signed a nondisclosure agreement, and in June 2002, we entered into a letter of intent under which Company G would provide inventory purchasing for us and have a first right of refusal to purchase our assets. We engaged in ongoing discussions, and Company G conducted due diligence investigations through July and into August 2002. As part of these discussions, we provided a financial forecast in which we estimated that with a $12.0 to $15.0 million credit line and additional capital investment for expansion, we could generate revenue of approximately $24.9 million in 2006 with operating income before interest, taxes, depreciation and amortization of approximately $5.0 million. During the course of these discussions several possibilities were explored and analyzed based on the specific territories where Company G operated. In August 2002, Company G advised that it was unwilling to pursue discussions because of the substantial amount we owed to MCNIC under the settlement agreement.

         In June 2002, following a contact initiated by Jay Mealey, we met with our commercial bank, a large regional bank ("Company H"), to discuss asset-based financing to enable us to satisfy our obligation to MCNIC and provide us with working capital; however, Company H determined that we did not meet its lending profile.

         In June 2002, we engaged in discussions with a private equity fund ("Company I") to discuss the possibility of a private sale of securities that would enable us to meet our obligation to MCNIC and then potentially provide enough equity to base a working line of capital from a lender. Mr. Mealey initiated the discussions after an introduction to the fund manager by an unaffiliated third party. We provided a financial forecast in which we estimated that with $15.0 million in new equity to provide working capital and $9.0 million for capital expenditures over two years, and sufficient future working capital lines of credit, we could increase revenue from approximately $27.0 million for 2001 to approximately $63.9 million for 2006, with net income before taxes of approximately $10.3 million for 2007. After completion of financial due diligence, Company I advised that it would not pursue an investment.

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         Based on a potential lead from an unaffiliated third party that was aware of our search for capital, in June 2002, Mr. Mealey initiated discussions with a private equity fund ("Company J") to discuss the possibility of a private placement that would enable us to meet our obligation to MCNIC and then potentially provide enough equity to serve as the base for a working line of capital from a lender. Company J determined that we did not meet its investment criteria.

         In July 2002 and then again in November 2002, discussions were initiated by Mr. Beall, one of our officers, with a major oil company ("Company K") to discuss inventory financing and joint venture possibilities after discovering a potential interest in moving asphalt supply into the western United States, where previously Company K had not met with much success. Messrs. Mealey and Beall met and had several conversations with Company K's representatives, but Company K advised that it could not proceed further with us because of another joint venture in which it was engaged in the region.

         Mr. Mealey contacted the president of an unaffiliated refiner and asphalt supplier that was a competitor of ours ("Company L") about a potential joint venture agreement. In August 2002, we entered into a nondisclosure agreement and began discussions with Company L. Discussions continued through December of 2002, and in January 2003, Company L informed us that it believed its market position would enable it to compete with us without entering into any agreement with us.

         Mr. Mealey initiated the discussions of a potential merger or joint venture with the president of an unaffiliated asphalt refiner and supplier in an adjacent market region ("Company M"). We had previously operated the refinery then owned by Company M. Company M was a public company that had accessed capital for operations during some difficult times. In September 2002, we entered into a nondisclosure agreement. As part of these discussions, we provided financial forecasts in which we estimated that by selling our assets to a joint venture with Company M for $6.0 to $10.0 million and with an initial $12.0 million credit line for operating requirements, $9.0 million in capital expenditures over two years, and sufficient future working capital lines of credit, the joint venture could achieve 2006 revenue of $61.4 million with income before taxes of approximately $17.0 million. Our management met with Company M in January 2003 and determined it was extremely unlikely that Company M could provide the amount of capital and the type discussed that we required. Accordingly, we discontinued further discussions.

         After our October 2002 settlement with MCNIC as discussed above, we continued our efforts to obtain much-needed financing.

         In November 2002, Messrs. Mealey and Beall initiated meetings with a large unaffiliated refiner ("Company N") to discuss the sale of a portion of our assets, but Company N ultimately determined that our facilities were located too far away from its existing facilities.

         In February 2003, following a contact initiated by Jay Mealey, we entered into a nondisclosure agreement and began discussions with an unaffiliated asphalt supplier and competitor of ours ("Company O") about the possibility of interim inventory financing with the possibility of a joint venture agreement. In July 2003, Company O determined that it could not agree with us on the value of our assets, particularly given that it was only interested in certain of our assets, and discussions ended.

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         In March 2003, we entered into a nondisclosure agreement with an unaffiliated asphalt wholesaler in the midwestern United States ("Company P") that had become aware of our discussions with Company E. After Company E determined not to pursue a business arrangement with us, the vice president of Company P contacted Mr. Beall because of prior business dealings. We began discussions with Company P that initially focused on Company P providing inventory financing for a fee. Those discussions shifted to discussions of a potential joint venture, and in September 2003, Company P informed us that it had retained a third party to help it locate new working capital financing for its business and the potential joint venture. During the course of our discussions with Company P, we provided financial forecasts in which we estimated that by selling our assets to a joint venture with Company P for $8.0 million in cash, assumption of $2.3 million in liabilities, and purchase of approximately $1.5 million in inventory, for a total of approximately $11.8 million, and with a $15.0 million credit line for operating requirements and additional capital investment for expansion and sufficient future working capital lines of credit, the joint venture could achieve potential revenue of approximately $44.0 million by 2008, yielding joint venture cash available for distribution of approximately $4.2 million for that year. In December 2003, we met with Company P and its financial advisor, at which time we advised them that financing needed to be in place by January 2004 in order to take advantage of winter-fill asphalt purchases. In March 2004, although the financing for the potential joint venture was still not in place, Company P advised such financing was imminent, and we entered into a letter of intent with Company P regarding a joint venture. In May 2004, we terminated the relationship prior to negotiating definitive terms because Company P remained unable to complete the required financing.

         In April 2003, we were introduced to an unaffiliated venture capital source ("Company Q") by a business acquaintance of Mr. Beall's, and we met to discuss high-interest inventory financing and the possibility of a private placement of our securities; however, we determined that Company Q did not have access to capital on the timely basis we required.

         In January 2004, we entered into a nondisclosure agreement with an unaffiliated high-interest financing source ("Company R"). The introduction to Company R came through an investment banking agreement signed with a third party to assist us in sourcing capital for our requirements. Company R completed forecasts based on both historic and pro forma volume, pricing, costs of goods, and operating expense information provided by us. Discussions continued through April 2004, when Company R offered to provide high-interest financing with an equity component. The potential financing would have required us to agree to a five-year exclusive period for financing and to borrow $100 million. If we elected to complete financing with any other source during the exclusive period, we would have faced a significant financial penalty. Our management determined that the joint venture with Idaho Asphalt Supply, discussed under "THE PROPOSED JOINT VENTURE FORMATION," provided a better opportunity for us and our stockholders, and we have informed Company R that we no longer require the financing at this time.


         Possible "Going-Private" Transaction


         After having no success in obtaining or completing a sale, financing or similar transaction, in March 2003, we requested that our legal counsel outline potential alternatives for a "going-private" transaction, including the potential costs and effects on our stockholders of each alternative. We determined that a going-private transaction might provide the best alternative to lead to the implementation of required working capital financing and the issuance of payment and performance bonds for participation in government contracting, both of which we determined would require personal guarantees of our principal stockholders, which we were advised would not be available as long as we remained subject to Securities and Exchange Commission reporting obligations.

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         We determined to explore and then to pursue a going-private transaction in early 2003 due to our developing understanding of the costs imposed by the Sarbanes-Oxley Act of 2002, the increasing difficulty in obtaining insurance for our officers and directors at a reasonable cost, and the increasing likelihood that we would be unable to obtain payment and performance bonds if we remained a public company. In addition, our proposed agreement with Idaho Asphalt Supply and its agreement to provide working capital make it less likely that we would need access to the capital markets provided by remaining a public company. Finally, in our discussions with Idaho Asphalt Supply it indicated its preference to have as its joint venture partner a company that was not subject to the public reporting obligations of the Exchange Act.


         The alternatives reviewed and considered were: (i) Chapter 11 bankruptcy reorganization; (ii) tender offer; (iii) freeze-out merger; (iv) reverse split of our common stock; and (v) sale of the assets. After carefully considering the alternatives, the board determined that a reverse split of our common stock would realize the best attainable value to our stockholders.

         Chapter 11 Reorganization. One alternative considered by the board of directors was the filing of a petition seeking to reorganize our affairs under Chapter 11 of the U.S. Bankruptcy Code. Filing such a petition in the U.S. Bankruptcy Court in Utah would give the Bankruptcy Court jurisdiction over all of our assets, liabilities, creditors and stockholders. The overall thrust of the Chapter 11 reorganization would then have been to propose a plan under which we would pay our creditors, subject to the rules and regulations of the Bankruptcy Code, and reorganize our capital structure, likely resulting in the entire equity ownership being held by the current preferred stockholder and the common stockholders receiving nothing or some nominal amount. With the elimination of the common stock in a reorganization plan, we would have terminated formally the registration of our common stock under the Exchange Act.

         The potential impact of a Chapter 11 filing on our business was difficult to predict. The board of directors recognized that generally, however, a Chapter 11 petition has an immediate and material adverse effect on the filing company's relationships with all of the parties with which it does business, particularly government entities, which are a principal component of our business. These issues are exacerbated by the fact that a Chapter 11 proceeding typically takes a number of months to be completed following the filing of the petition, during which the filing company's flexibility is significantly impaired, particularly to the extent that prior court approval of significant commitments or agreements is required. Such uncertainty and delay frequently requires that the filing company's management devote an even greater effort toward keeping the business of the company focused and moving forward. Finally, even after the completion of a Chapter 11 reorganization, there is an unquantifiable stigma attached to such a company that lingers indefinitely and continues to have a negative impact.

         Following the filing of a Chapter 11 petition, the court, either on its own motion or on the motion of persons having a claim or interest in the debtor, might consider whether the proceeding should be converted to a Chapter 7 liquidation proceeding. In broad terms, such a determination would focus on the economic viability of our business and its financial resources to determine whether we had a viable chance of continuing through completion of the reorganization and beyond. As a company with little liquidity and ongoing operating losses, and with it unlikely that we would be able to have reorganization financing arranged prior to such a filing, we might have been unable to demonstrate to a critical court that we had adequate financing to meet our working capital requirements to pay the costs of the Chapter 11 proceeding, to cover anticipated ongoing operating losses, and to emerge from the reorganization as a viable enterprise.

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         Freeze-Out Merger or Exchange. Another means of accomplishing a going-private transaction considered by the board of directors was a so-called "freeze-out merger" in which a new company would be organized, owned by our principal stockholder or stockholders that intend to continue their ownership. Then our current corporation would be merged with and into the new company, with the continuing stockholders receiving stock in the new company in exchange for their old Crown stock while all other stockholders received cash. This is sometimes referred to as a "cash-out" merger, as contemplated by Utah Revised Business Corporation Act Section 16-10a-1101(2). The board of directors also considered that a freeze-out transaction such as this could be structured as a share exchange with a newly-organized corporation controlled by the continuing stockholders in which the continuing stockholders would receive stock of the new corporation for their existing stock, while all other stockholders would receive cash, as contemplated by Utah Revised Business Corporation Act Section 16-10a-1102. The fact that some stockholders receive stock in the new company while others are forced to accept cash is specifically permitted, as addressed in the official commentary to each of the sections noted above. The amount paid in cash to the minority stockholders would be determined by the board of directors, after receiving such valuation information as deemed warranted.

         The board of directors determined that each of these transactions had the disadvantage of requiring the creation of a new company, which presented more complications than the reverse-split procedure ultimately decided on. A freeze-out merger would also require stockholder approval and trigger statutory dissenters' rights.

         Tender Offer. The board of directors also considered undertaking a tender offer to buy back, or redeem, the stock from the minority stockholders. This would have required the filing of an issuer tender offer statement under Rule 13e-4 promulgated under the Exchange Act and compliance with the substantive provisions of the issuer tender offer requirements. Among other things, the tender offer rules require that the tender offer be open for a minimum period with terms that essentially assure a level playing field for all possible participants and require the payment of one price to all stockholders that tender their shares.

         One advantage of a tender offer would be that each stockholder would have the individual decision as to whether or not to accept the price offered based on the disclosures provided. Unfortunately, an issuer tender offer cannot be assured of achieving 100% ownership because some stockholders may not sell at any price, we may be unable to locate some of our stockholders, or some stockholders may simply not respond to the offer. A tender offer would be particularly difficult in the context of a significant number of odd-lot owners that own a small number of shares for which the time and effort of completing a transaction are not warranted. For example, someone that owned fewer than 1,000 shares at a price of $0.012 would receive less than $12.00, and someone that owned 100 shares would receive $1.20. The board of directors was concerned that stockholders simply would not want to exert any effort for so little a payment.

         Since it is extremely unlikely that an issuer tender offer would have resulted in the ownership of 100% of the stock, we would still have been required to do a second transaction to effect 100% ownership, probably through a short-form merger not requiring the vote of the minority stockholders of the 90%-owned subsidiary. Although a short-form merger could then be effected without stockholder approval, an issuer tender offer followed by a short-form merger nevertheless would require an extra step and result in additional time delays and expenses.

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         Reverse Split. The board of directors then considered, and determined to pursue, a reverse split in which the issued and outstanding shares are reverse split sufficiently to leave fewer than 300 stockholders with at least one whole share. The initial consideration was to use a reverse-split ratio that left only one or a few principal stockholders as owners of the Company and paid the other stockholders for their fractional shares in scrip. However, our board of directors ultimately determined that a reverse split that left approximately 148 stockholders, while eliminating less than one percent of the issued and outstanding common stock and paying for those fractional shares in cash, rather than scrip, was the best method of terminating our reporting obligations and treating the stockholders fairly. As part of structuring the transaction, the board of directors has the ability to determine those stockholders that would remain with whole shares by specifying the extent of the reverse split. Pursuant to Utah law, the reverse split of our common stock has been submitted to the stockholders for consideration, with the recommendation of the board of directors that it be approved, and the Approving Stockholders have executed and delivered to the corporation their written consent effecting the required approval.


         One advantage of this structure is that the minority stockholders will be bound by the vote of the majority and will not have the right to invoke the special appraisal procedure under the dissenters' rights provisions of the statute, thus assuring that this potential delay and expense can be avoided by the corporation.

         As distinguished from a merger or sale of assets, the reverse-split transaction does not involve the complexity of a second corporation. Instead, it is a simple, one-step process that avoids the two-step complication of an issuer tender offer.

     Reasons for and Effects of the Reverse Split

         Benefits for the Company

         The primary benefit of the reverse split for us and our continuing stockholders, including both our affiliates and unaffiliated stockholders, is the opportunity to avoid the continuing financial burden and legal compliance costs and risks associated with continuing to have our common stock registered under the Exchange Act.

         We anticipate that we will benefit from the elimination or reduction of expenses associated with being a publicly-traded entity. Costs associated with auditor fees, attorney fees, transfer agent fees, listing fees, printing expenses, and directors' and officers' insurance amounted to nearly $151,609 for our most recent fiscal year before taking into account internal payroll costs associated with compliance with reporting requirements. In addition, we estimate that these costs will increase by approximately 5% to 10% during the current and succeeding years as a result of increased regulatory burdens imposed as a result of the adoption during 2002 of the Sarbanes-Oxley Act, which imposes significant additional burdens on corporations whose stock is publicly traded and that are required to file periodic reports with the Securities and Exchange Commission. These burdens include substantive legal requirements that also expose us and our officers and directors to litigation risks for possible violations. As a nonreporting entity, we expect that we will continue to prepare audited financial statements at a cost of approximately $15,000, but that we will be able to eliminate most, if not all, of the balance of the expenditures associated with being publicly traded.

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         Benefits for our Unaffiliated Stockholders

         Those unaffiliated stockholders holding more than 1,000 shares of our pre-split common stock will enjoy the continued ownership of a company that obtains the benefits described above, as well as a small increase in their percentage ownership in the Company, as a result of the extinguishment of the ownership interest of those stockholders holding fewer than 1,000 shares of our pre-split stock, which in the aggregate represent less than 1% of our issued and outstanding common stock. Those stockholders holding fewer than 1,000 shares of our pre-split common stock will benefit by receiving the cash payment of $0.012 per pre-split share, a result they would otherwise be unlikely to obtain given the thinly-traded history of our common stock and the fact that a typical broker's commission on the sale of 1,000 or fewer shares of our common stock would likely equal or exceed the amount received.

         Benefits for our Affiliates


         Our affiliates will receive the same benefits from the reverse split as will the unaffiliated holders of our common stock described above. Inasmuch as the reverse split will result in the elimination of less than 1% of our issued and outstanding common stock, the interests of our principal stockholders, Jay Mealey and the Mealey Partnership, and our stockholders' deficit per share will similarly decrease less than 1% as a result of the reverse split. Additionally, at September 30, 2004, there were dividends payable on our Series A Cumulative Convertible Preferred Stock, which is held by the Mealey Partnership, of $1.7 million that may, at the election of the Mealey Partnership, be taken in cash or common stock. We anticipate that payments on the Newco promissory note will be applied first to payment of dividends accruing on our outstanding preferred stock owned by the Mealey Partnership.


         Detriments


         The primary detriments to us associated with the proposed reverse split are the practical elimination of our access to public equity markets and the associated loss of ready public market liquidity for our remaining equity holders resulting from the termination of our reporting status under the Exchange Act and the ineligibility of our common stock for quotation on the OTC Bulletin Board. After the reverse split, which we estimate will result in the elimination of less than 1% of our issued and outstanding common stock and approximately 594 stockholders of record, Crown will still have approximately 148 stockholders of record. Therefore, liquidity for their investment in common stock now available to stockholders that continue to be stockholders following the reverse split will be substantially reduced and perhaps practicably eliminated.


         Additionally, the reverse split will require those of our stockholders with fewer than 1,000 shares of our pre-split common stock to effectively sell all of their shares, and those other stockholders with a number of shares not evenly divisible by 1,000 to sell some of their shares, at a time and price not of their choosing.

         Finally, if we successfully terminate our reporting obligations under the Exchange Act, we will no longer be subject to the liability provisions of the Exchange Act, the provisions of the Sarbanes-Oxley Act, and all other laws and regulations that protect stockholders in publicly-owned companies. Our officers would also no longer be required to certify the accuracy of our financial statements.

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     Procedural Fairness of the Reverse Split

         The board of directors has determined that the procedure by which we have determined to conduct the reverse split is fair to the unaffiliated stockholders. The transaction was reviewed and approved by Andrew Buffmire, our sole director who is not our employee or affiliated stockholder, after full disclosure of the interests in the transaction of our other two directors. Although Mr. Buffmire did not retain an unaffiliated representative to represent the interests of the unaffiliated stockholders and the transaction is not structured so that it must be approved by a majority of the unaffiliated stockholders, our board of directors believes that the procedures used to structure the reverse split were fair to the unaffiliated stockholders in the light of the following factors:

o Mr. Buffmire's review and approval of the proposed transaction as a director without a conflicting interest in the transaction under the Utah Revised Business Corporation Act;

o The fact that Mr. Buffmire's approval of the proposed transaction provides procedural fairness within the safe harbor provisions of Sections 850-853 of the Utah Revised Business Corporation Act; and

o our weighing of the potential costs and benefits of retaining an unaffiliated representative against the fact that the aggregate value of shares held by unaffiliated stockholders to be eliminated in the reverse split is estimated at less than $10,000.

         Based on the foregoing, the board of directors believes that the reverse split is fair to both those stockholders that hold more than 1,000 pre-split shares of common stock and who will remain as stockholders following the reverse split and those that hold fewer than 1,000 pre-split shares of common stock and who will be cashed out.

     Substantive Fairness of the Reverse Split

         Each of the board of directors, Jay Mealey, and the Mealey Partnership believes the reverse split is fair to the unaffiliated stockholders as a whole because it enables us to avoid the substantial costs and regulatory burdens of having our common stock registered under the Exchange Act. The board of directors believes that the reverse split is fair to both those stockholders that hold more than 1,000 pre-split shares of common stock and who will remain as stockholders following the reverse split and those that hold fewer than 1,000 pre-split shares of common stock and who will be cashed out. Each group will receive benefits from the reverse split that the board believes outweigh the detriments (see "Reasons for and Effects of the Reverse Split"), and the board believes that the factors (described below) it reviewed in determining the substantive fairness of the reverse split apply equally to each group. Both groups will receive an amount per share for their fractional shares that is substantively fair to them based on the factors considered. In reaching these conclusions, our board of directors, Jay Mealey, and the Mealey Partnership considered a number of factors, principally the following.


         Current and Historical Market Prices


         Our common stock has been traded in the over-the-counter market since 1980. The common stock was quoted under the symbol "CROE" on the Nasdaq OTC Bulletin Board prior to June 2, 2004, and thereafter on the Pink Sheets published by Pink Sheets, LLC, due to our failure to file timely periodic reports under the Securities Exchange Act. The following table sets forth the range of high and low bid quotations of the common stock as reported by the OTC Bulletin Board or the Pink Sheets, as the case may be, for each full quarter during the two most recent fiscal years and for the subsequent interim period.

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The table represents prices between dealers, and does not include retail markups, markdowns or commissions, and may not represent actual transactions:

                                                             Low        High
                                                          ----------  ---------
        2004:
          Fourth Quarter (through December 15, 2004)....   $0.011      $0.012
          Third Quarter.................................    0.010       0.012
          Second Quarter................................    0.010       0.020
          First Quarter.................................    0.020       0.035

        2003:
          Fourth Quarter................................    0.010       0.030
          Third Quarter.................................    0.010       0.015
          Second Quarter................................    0.015       0.022
          First Quarter.................................    0.010       0.025

        2002:
          Fourth Quarter................................    0.005       0.018
          Third Quarter.................................    0.011       0.023
          Second Quarter................................    0.020       0.060
          First Quarter.................................    0.011       0.040

         From January 1, 2004, through November 30, 2004, only an aggregate of 609,580 shares were reported as traded, representing an aggregate transaction value of less than $12,000, at the quoted prices on the dates of the reported transactions. Transactions were reported on only 47 of the 230 trading days between January 1 and November 30, 2004. Therefore, the public trading markets have provided very little actual liquidity for our stockholders. Although there were high bid quotations between December 15, 2003, and May 19, 2004, from $0.014 to $0.035, there were reportedly only 625,971 shares traded on 34 of the 108 trading days during the period for an aggregate value, based on the high bid quotation on each transaction day, of $14,282 over the above approximately five months. Except for the foregoing, the high bid quotations during most of 2003 and 2004 were between $0.010 and $0.020 per share with a very limited number of actual transactions reported involving only a nominal number of shares. We believe the sale or potential sale of a number of shares significantly larger than the number recently traded would substantially depress trading prices below $0.012 per share and further adversely impact liquidity. We, Jay Mealey, and the Mealey Partnership believe that, notwithstanding the fact that the stock traded at a significantly higher price per share than the price per share to be paid for fractional shares in the reverse split, the recent trading history indicates that the trading market for our common stock provides minimal practicable liquidity for our stockholders. In view of the trading prices over the last two years and the light trading volume in our common stock, we, Jay Mealey, and the Mealey Partnership believe the price of $0.012 per pre-split share to be fair to the unaffiliated stockholders.

         We, Jay Mealey, and the Mealey Partnership consider the recent trading prices and volume for our stock and, in particular, the extremely sporadic trading of only a nominal number of shares, very significant factors in determining the overall fairness of the transaction.


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         Stockholders' Deficit


         As of September 30, 2004, we had a stockholders' deficit attributable to our common stock of $2,165,306. The deficit attributable to the common stockholders is after the preference on the redeemable preferred stock of $5.0 million and the accumulated and unpaid preferred stock dividends payable of $1.7 million. We do not believe that any of our assets have an intrinsic or fair market value higher than their net book values. The amount of the common stockholders' deficit means that upon our liquidation, our assets would be insufficient to pay the liquidation preference and unpaid dividends on the preferred stock, leaving the common stockholders with nothing. Therefore, the payment of any amount in the reverse split for fractional shares of common stock is greater than the zero amount common stockholders would receive for their shares in liquidation. We, Jay Mealey, and the Mealey Partnership believe that the stockholders' deficit attributable to the common stock is a very significant factor in determining the overall fairness of the transaction, including the price to be paid for each fractional share of common stock.


         Going Concern Value


         We, Jay Mealey, and the Mealey Partnership have not determined a going concern value for us because of our record of ongoing operating losses during the last several years caused by shortages of working capital and our inability, notwithstanding significant efforts, to obtain the capital we believe we need. Because of the $1.7 million in accumulated and unpaid dividends, the $5.0 million stated value of the preferred stock for an aggregate preference on liquidation, including accrued dividends, of $6.7 million, and the amounts we anticipate we will receive in the future from payments on the promissory not due us for the sale of our assets to the joint venture entity as well as our share of possible earnings, if any, we, Jay Mealey, and the Mealey Partnership do not believe that our going concern value would likely provide any going concern value to the common stockholders. We, Jay Mealey, and the Mealey Partnership do not believe this to be a very significant factor in determining the overall fairness of the transaction, including the price to be paid for each fractional share.


         Liquidation Value


         As noted above, we do not believe that our assets have intrinsic value in excess of the value at which they are carried on our balance sheet. Instead, we believe we would obtain less than the net book value of our assets as of September 30, 2004, if we were required to liquidate the Company. The following

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table sets forth the reported value of our assets as of September 30, 2004, as well as the estimated liquidation value of those assets:

                                                    As of
                                                September 30,
                                                    2004          Estimated
                                                 (unaudited)   Liquidation Value
                                               -------------  ------------------
Current Assets:
    Cash and cash equivalents                  $    157,696      $   157,696
    Accounts receivable, net of allowance for
      uncollectible accounts of $159,970          4,162,621        3,746,359
    Inventory                                     1,476,880        1,329,192
    Prepaid and other current assets                103,621          103,621
                                               ------------      -----------
        Total Current Assets                      5,900,818        5,336,868

Property, Plant, and Equipment, net               8,215,629        4,107,815

Other Assets                                        235,577               --
                                               ------------      -----------
         Total Assets                           $14,352,024      $ 9,444,683
                                                ===========      ===========


         The adjustments to book value to estimate liquidation value includes a reduction of approximately 10% on accounts receivable, approximately 10% on inventory, and approximately 50% on property, plant and equipment. These estimates are not based on any independent valuation or appraisal of these assets.


         As of September 30, 2004, we had total liabilities of approximately $15.9 million, as follows:

                                       As of September 30,  Estimated Obligation
                                        2004 (unaudited)       in Liquidation
                                       -------------------  --------------------
Current Liabilities:

    Accounts payable                      $  5,654,082           $ 2,827,041
    Preferred stock dividends payable        1,700,000                    --
    Accrued expenses                           133,588                66,794
    Accrued interest                           428,925               428,925
    Long-term debt - current portion           821,975               821,975
                                          ------------           -----------
         Total current liabilities           8,738,570             4,144,235

Long-term debt                               2,193,973             2,193,973
Redeemable preferred stock                   5,000,000             3,106,475
                                          ------------           -----------
         Total liabilities                $ 15,932,543           $ 9,444,583
                                          ============           ===========

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         We believe that in liquidation, we may be able to compromise and reduce the payment due on our accounts payable and accrued expense aggregating $5,787,670 to general, unsecured trade creditors. Our liabilities include aggregations of $3,015,948 due on secured long-term debt, including current portion, that as secured indebtedness, we believe would have to be repaid in full. As a result, we believe that the holder of the preferred stock would likely receive nothing for the $1.7 million in preferred stock dividends payable and only approximately 62.1% of the $5.0 million preference on liquidation. Accordingly, we believe that there would be no funds available for any distribution on liquidation to the common stockholders. We believe our liquidation deficit to be a very significant factor in determining the overall fairness of the transaction, including the price to be paid for each fractional share.

         Prior Purchases by Jay Mealey and the Mealey Partnership

         As noted above, under "THE REVERSE SPLIT--Special Factors--Previous Transactions," in November 2001, an affiliated predecessor-in-interest to Jay Mealey and the Mealey Partnership purchased from an Enron subsidiary for $263,000, 500,000 shares of Series A Cumulative Convertible Preferred Stock, $1,133,667 in accumulated dividends, and 317,069 shares of common stock, a warrant to purchase an additional 926,771 shares of common stock at $0.002 per share, and related preemptive rights and rights of first refusal As of the date of that transaction, the common stock purchased together with the equivalent common stock giving effect to the conversion of the preferred stock, the exercise of the warrant, and the payment of the dividend would have aggregated approximately 23.24 million shares of common stock for an aggregate of $554,167, or a price per equivalent share of common stock of approximately $0.0238. In November 2002, Jay Mealey purchased the 62.5% majority interest in Manhattan Goose for an aggregate of $213,030, plus 4,585,806 shares of common stock. As of the date of the November 2002 transaction, the interests in Manhattan Goose purchased from the other owners consisted of the equivalent ownership of 312,500 shares of preferred stock with an aggregate liquidation preference of $3,125,000, plus accrued and unpaid dividends of approximately $852,000, together with warrants to purchase 578,607 shares of common stock at $0.002 per share, and 198,168 shares of common stock. As of the date of this transaction, the common stock purchased together with the equivalent common stock giving effect to the conversion of the preferred stock, the exercise of the warrant, and the payment of the dividend, would have aggregated approximately 90.38 million shares of common stock for an aggregate of $137,098, or a price per equivalent share of common stock of approximately $0.0015.

         Inasmuch as the foregoing transactions involve 500,000 shares of convertible preferred stock with an aggregate liquidation preference of $5.0 million, together with substantial accrued and unpaid dividends aggregating $1.7 million as of September 30, 2004, we did not believe that the prices paid in previous transactions to be a significant factor in determining the overall fairness of the transaction.

         Additionally, on June 8, 2004, Jay Mealey purchased in a privately-negotiated, arm's-length transaction from Andrew Buffmire, a director, 3,089,620 shares of our common stock for $15,448, or $0.005 per share, paid in securities of another entity. The factual circumstances of this sale cause us to believe that the price paid is not a significant factor in determining the overall fairness of the transaction, including the price to be paid for each fractional share.

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         Outside Preliminary Evaluation


         In mid-2003, as we were considering whether to pursue a possible going-private transaction, we contacted two firms to investigate the possibility of obtaining a formal written opinion respecting the fairness of a possible going-private transaction from a financial point of view. We interviewed a representative of one regional firm of financial advisors regarding a possible scope of engagement, information required to be provided, kinds of advisory opinions issued, and related costs, and determined not to pursue any discussions with such regional firm further about either any going-private transaction, the proposed joint venture with Idaho Asphalt Supply, or any other transaction.

         We also met with a principal of a Salt Lake City, Utah, local firm to discuss a possible scope of engagement, information required to be provided, kinds of advisory opinions issued, and related costs. In October 2003, we authorized the local firm to undertake a due diligence review of our business and financial condition to determine whether, if we requested, it would undertake an assignment to prepare a formal evaluation and fairness opinion of a transaction on unspecified terms that could be included in communications with our stockholders. The firm's preliminary due diligence review was based on a review of publicly available information, interim internal financial information, preliminary interviews of our management, including financial forecasts. In the financial forecasts we provided to this firm, we estimated that by selling our assets to a joint venture at the end of 2003 for approximately $6.0 million in cash, assumption of $2.3 million in liabilities and purchase of inventory, and with $12.0 to $15.0 million credit line for capital investment for expansion and operating requirements, the joint venture could achieve potential revenue of approximately $28.6 million for 2004, yielding joint venture cash available for distribution of approximately $685,000 for the year. After a review of this information, the local firm indicated orally that it would be prepared to undertake the preparation of a formal evaluation and opinion after we had determined the structure and economic terms of the proposed transaction. The local firm further advised that it would not propose the value attributable to the common stock in a going-private transaction, but would only review the fairness from a financial point of view of a value attributable to the common stock that had first been determined by the board of directors.

         We authorized the local firm to initiate the assembly of material necessary to provide us with a formal opinion if, as and when we determined the form of the transaction and the principal economic terms, particularly the amount proposed to be paid to the minority stockholders. Because of our inability to obtain working capital and resulting lack of asphalt inventory, projected revenues and increasing operating losses, by approximately the end of 2003, we had abandoned efforts to proceed with the going-private transaction at that time and did not engage such firm to provide an evaluation or opinion and no such evaluation or opinion was provided. Accordingly, our work with the local firm was then abandoned because of our desire to avoid an estimated $10,000 or more in additional costs that would be incurred.

         We have not had any discussion with the above local firm about the proposed formation of a joint venture with Idaho Asphalt Supply.


         We are not obligated under the Utah Revised Business Corporation Act to provide any opinion respecting the fairness of the transaction to the stockholders from a financial point of view and, in view of the related costs and the other factors discussed that we believe are more significant in the determination of the overall fairness of the transaction, we have determined not to obtain a fairness opinion. We do not consider this factor to be significant in determining the overall fairness of the transaction.

         Firm Offers from Unaffiliated Persons

         During the preceding two years, neither we, Jay Mealey nor the Mealey Partnership has received any firm offer for our merger or consolidation with or into another firm, the sale of all or other transfer of all, or substantially all, of our business, or to acquire a controlling interest in us, except for two joint venture proposals.

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         The first joint venture proposal culminated in a letter of intent dated
March 19, 2004, with a regional asphalt company identified earlier as Company P relating to the possible formation of a new joint venture that, effective
January 1, 2003, would purchase our asphalt production and marketing assets and operations, purchase our inventory, and assume approximately $2.3 million in liabilities in consideration of a 49% retained interest by us in the joint venture. The purchase price would be paid through a cash payment for inventory and accrued costs from the effective date, the assumption of approximately $2.3 million in long-term debt, and a promissory note for $5.7 million with the principal and interest payable at the rate of $5 per ton of asphalt processed and sold by the joint venture company, until paid. The $5.7 million note was to be secured by an encumbrance on the assets purchased, subject to the prior lien securing the $2.3 million in assumed liabilities. As a condition of the agreement, Company P was to secure a working capital line of credit of up to approximately $20 million for the current level of operations and business of the joint venture entity. Company P was unable to arrange the working line of credit as contemplated by the letter of intent, so the letter of intent expired prior to reaching definitive agreements.

         When Company P was unable to secure the working capital credit lines as proposed, we reopened discussions with Idaho Asphalt Supply, which we had previously contacted in July 2003, to discuss a possible business arrangement between us. That renewed contact resulted in the agreement to enter into the terms outlined in this information statement.

         We believe that the transaction with Idaho Asphalt Supply provides us with an opportunity to fund our asphalt business indirectly through the working capital that may be provided by Idaho Asphalt Supply under our arrangement. With adequate working capital, we believe that the joint venture may be able to increase revenues, as compared to our recent annual revenues, and improve operating margins. At this early stage, we are unable to assure that Idaho Asphalt Supply will in fact provide sufficient working capital to meet our new joint venture company's needs or that, even if such working capital is provided, our new joint venture company will be able to increase sales or improve results of operations. We expect that most of the cash flow resulting from the joint venture during the next several years will be required to pay installments due on the note to us for the sale of our assets, for capital improvements, and for operations of the joint venture entity.


         As discussed elsewhere in this information statement, as of September 30, 2004, we had $5.0 million in redeemable preferred stock issued and outstanding and accumulated accrued but unpaid dividends of $1.7 million. Dividends continue to accrue on the preferred stock at the rate of 8% per annum. Accordingly, we expect that the funds we receive from Newco on the payment of the Newco note for the purchase of the assets will be required to pay dividends accrued or accruing on the preferred stock and to either redeem the preferred stock at the election of the holder, the Mealey Partnership, or at the election of the Company in order to terminate the continuing accrual of dividends. The aggregate redemption price for the preferred stock is $5.0 million, plus all accrued but unpaid dividends.


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         After considering all of the foregoing, we, Jay Mealey, and the Mealey
Partnership do not believe that either one of the joint venture proposals discussed above provide significant present value to the common stockholders. We, Jay Mealey, and the Mealey Partnership consider this factor to be moderately significant in determining the overall fairness of the transaction.


     Determination of the Price To Be Paid per Share

         The board of directors has determined that we will pay $0.012 per pre-split share for each fractional share after the reverse split, which is approximately equivalent to the market price for our common stock at the time the board made the determination. This determination was made based upon the board's review of all the circumstances described above, particularly the market price of our common stock throughout the preceding several years, the lack of real liquidity for stockholders in the trading market for our common stock for any significant quantity of stock, the stockholders' deficit attributable to our common stock, and the liquidation value attributable to our common stock. We believe this amount per share to be paid to all stockholders for their fractional shares, including stockholders that will remain stockholders after the reverse split and those that will receive a cash payment for all shares held by them as a result of the reverse split, is fair both procedurally and substantively.


     No Unaffiliated Representative and No Formal Report, Opinion or Appraisal


         Our sole nonemployee director has not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders, and we have not obtained any formal report, opinion or appraisal relating to the fairness of the 1,000-to-one reverse split of our issued and outstanding common stock to stockholders owning less than 1,000 shares, stockholders owning more than 1,000 shares, our affiliates, or any other person.


Amendment to our Articles of Incorporation

         We will amend our articles of incorporation to effect the 1,000-to-one reverse split of our issued and outstanding common stock, without reducing the 50,000,000 shares of authorized common stock, par value $0.02. The full text of the operative provisions of the proposed amendment is as follows:

                  Reverse Split. The shares of common stock of the Corporation issued and outstanding as of ________________, 2004, (the "Effective Date") shall be reverse split, or consolidated, without any change in the authorized number of shares of common stock or the par value thereof as follows:

                           (a) Each 1,000 shares of common stock issued and
                  outstanding immediately prior to the Effective Date shall be converted into the right to receive one share of post-reverse-split common stock ("New Common Stock").

                           (b) No fractional shares of New Common Stock shall be
                  issued in connection with the foregoing, and in lieu thereof, the Corporation shall make a cash payment of $0.012 per pre-split share.

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                           (c) As soon as reasonably practicable after the
                  Effective Date, the Corporation shall cause its registrar and transfer agent, acting as exchange agent (the "Exchange Agent"), to mail to each holder of record of shares of common stock immediately prior to the Effective Date (the "Pre-Reverse-Split Common Stock"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Pre-Reverse-Split Common Stocks shall pass, only upon delivery of certificate representing such Pre-Reverse-Split Common Stock to the Exchange Agent, which shall be in such form and have such other provisions as the Corporation may reasonably specify, and which shall specify the fee payable in order to effectuate such exchange) and instructions for use in effecting the surrender of certificates representing Pre-Reverse-Split Common Stock in exchange for certificates representing shares of New Common Stock issuable pursuant hereto. Upon surrender of a certificate representing Pre-Reverse-Split Common Stock for cancellation to the Exchange Agent, together with such duly executed letter of transmittal and the payment of the prescribed fee, the holder of such certificate representing Pre-Reverse-Split Common Stock shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Common Stock that such holder has the right to receive in exchange for the Pre-Reverse-Split Common Stock surrendered pursuant to the provisions hereof (after taking into account all Pre-Reverse-Split Common Stock then held by such holder), and the Pre-Reverse-Split Common Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Pre-Reverse-Split Common Stock that is not registered in the transfer records of the Corporation, a certificate representing the proper number of shares of New Common Stock may be issued to a transferee if the certificate representing such Pre-Reverse-Split Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes and other transfer fees have been paid. Holders of certificates representing Pre-Reverse-Split Common Stock shall not be required to convert their certificates into certificates representing New Common Stock. Until surrendered as contemplated hereby, each certificate representing Pre-Reverse-Split Common Stock shall be deemed at any time after the Effective Date to represent only the New Common Stock into which such certificate representing Pre-Reverse-Split Common Stock is convertible as provided herein and the right to receive, upon such surrender, the cash payment of $0.012 per share of the Pre-Reverse Split Common Stock in lieu of any fractional shares of New Common Stock as provided above.

                           (d) After the Effective Date, there shall be no
                  further registration of transfers of certificates representing Pre-Reverse-Split Common Stock. If, after the Effective Date, certificates representing shares of Pre-Reverse-Split Common Stock are presented to the Corporation or the Exchange Agent for registration of transfer, such certificates shall be canceled and exchanged for certificates representing New Common Stock and cash in accordance with the procedures set forth herein.

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         The reverse split will become effective on the Effective Date or as soon thereafter as the articles of amendment to our articles of incorporation can be filed with the Division of Corporations and Commercial Code of the State of Utah. On the Effective Date of the reverse split, each 1,000 shares of common stock issued and outstanding will be automatically converted into one share of new common stock. Those stockholders owning fewer than 1,000 shares before the reverse split will receive only the cash payment.

         As a result of the reverse split of our common stock, the terms of the issued and outstanding preferred stock will be adjusted automatically so that the number of shares into which each share of preferred stock will be convertible will be reduced 1,000-to-one to give effect to the reverse split.


         The board of directors may, at any time prior to the effective date of the reverse split, abandon the filing of the articles of amendment and the reverse split without any further action by the stockholders if there is any order, decree, or judgment at law or in equity preventing, or any action or suit seeking to prevent, the reverse split.


Exchange of Certificates; Treatment of Fractional Shares

         Our transfer agent, Interwest Transfer Company, will act as our exchange agent in connection with the reverse split. As soon as practicable after the Effective Date, we will notify the holders of the common stock that the reverse split has been effected and instruct them as to the manner in which they should surrender to Interwest Transfer Company any certificate(s) representing outstanding shares of existing common stock.

         We will authorize the issuance of certificates representing one or more shares of common stock then issued and outstanding for those stockholders holding more than 1,000 shares immediately prior to the reverse split upon surrender of existing certificates evidencing outstanding shares of existing common stock for an aggregate of 1,000 or more shares. As exchange agent, Interwest Transfer Company will issue certificates evidencing one or more shares to be held by the continuing stockholders following the reverse split.

         We will not issue fractional shares, but instead will pay $0.012 per pre-split share for each fractional share of common stock following the reverse split.

Termination of Securities and Exchange Commission Reporting Status and Stock Quotations

         Immediately following the effectiveness of the reverse split, we will file with the Securities and Exchange Commission documents to terminate our ongoing reporting obligations. Our common stock will then no longer be eligible for quotation on the OTC Bulletin Board, and we cannot assure that any trading market for our common stock will continue thereafter.

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Federal Income Tax Consequences

         A summary of the federal income tax consequences of the reverse split is set forth below. This discussion is based on federal income tax law. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended. Such stockholders that may be subject to special treatment may include financial institutions, securities broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations, and nonresident aliens. Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the reverse split on their own tax situation, including consequences under applicable local or foreign tax laws.

         We believe that the exchange of existing common stock for new common stock issuable to those stockholders holding more than 1,000 shares will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code, to the extent that outstanding shares of existing common stock are exchanged for a reduced number of shares of new common stock. Therefore, neither we nor the continuing stockholders will recognize any gain or loss for federal income tax purposes as a result of the reverse split. The shares of the common stock to be issued to the continuing stockholders will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing common stock held by such stockholder immediately prior to the reverse split. Each stockholder's holding period for the share of new common stock to be issued or any interest therein would include the holding period for shares of existing common stock exchanged therefor, provided that such outstanding shares of existing common stock were held by the stockholder as a capital asset on the Effective Date of the reverse split.

         Stockholders who receive cash in exchange for a fractional share following the reverse split will be taxed on any gain recognized (or entitled to take any loss with respect thereto) measured by the difference between the amount of cash received and the basis of such stock in the hands of the holder of the shares of our common stock surrendered as a result of the reverse split. Unless the stockholder is a dealer with respect to such stock, the gain or loss will be capital gain or loss, and will be long term if the stockholder has held common stock surrendered for more than one year. Any loss will be allowed in full against any other capital gain that the stockholder has for the tax year, and up to a maximum of $3,000 of all capital losses for that year will be allowed as a deduction against ordinary income.

No Dissenters' Rights

         Utah corporate law does not vest our stockholders with dissenters' rights respecting the reverse split of our common stock.

Expenses

         The following is a reasonably itemized statement of all expenses incurred or estimated to be incurred in connection with the transaction:

                           Description                          Amount
                           -----------                          ------

         Filing.........................................       $  2,000
         Legal..........................................         50,000
         Accounting.....................................             --
         Financial advisor fees.........................             --
         Solicitation expenses..........................         10,000
         Printing costs.................................         10,000
         Miscellaneous..................................          8,000
                                                               --------
           Total........................................       $ 80,000
                                                               ========

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All fees, other than the Securities and Exchange Commission filing fee, are estimates. We will pay the fees incurred in connection with the proposed transaction.


                      THE PROPOSED JOINT VENTURE FORMATION

General


         We believe that our agreements with Idaho Asphalt Supply will result in substantial benefits for us and our continuing stockholders in the face of our tenuous financial position and our continuing difficulties in obtaining required capital. We will continue as the 49% owner of a limited liability company that will own substantially all of our asphalt business, operations and assets. We will hold a promissory note for the $7.5 million purchase price, payable contingent upon Newco having funds sufficient to permit such payment. In addition, during 2004 Idaho Asphalt Supply provided Newco with a line of credit to operate the business, which may be extended in subsequent years at Idaho Asphalt Supply's election. We believe this represents an opportunity to continue our business and operations in a business structure that will permit us to continue that business with improved opportunities for working capital through Idaho Asphalt Supply.


         Idaho Asphalt Supply, a private, closely-held corporation, advises us that none of its officers, directors or owners owns or has owned any of our common or preferred stock or is or has been at any time our officer, director or other affiliate. Prior to initiating the discussions with Idaho Asphalt Supply that led to the agreements and transactions described below, we had not had any business transactions with Idaho Asphalt Supply.

         This transaction was the result of arm's-length negotiations and has been approved unanimously by our board of directors on the grounds that it is fair to our corporation and our stockholders. We have not obtained any report, opinion or appraisal from any outside party as to whether the terms of the transaction are fair to our corporation or our stockholders.

Events Leading to our Agreements with Idaho Asphalt Supply


         During 2002, as we explored various financing alternatives as discussed above, Jay Mealey telephoned the president of Idaho Asphalt Supply to inquire if it would be interested in some kind of a business relationship that would, directly or indirectly, enable us to obtain financing for our activities. Idaho Asphalt Supply advised that it was not interested in a possible transaction at that time.


         On July 8, 2003, Scott Beall, vice president of our subsidiary Crown Asphalt Products Company, telephoned Idaho Asphalt's president to discuss if there were any common interests in some sort of undescribed business transaction. Mr. Beall advised him that we had resolved our MCNIC dispute and we were exploring ways to reactivate and expand our business. At that time, Mr. Beall was advised that Idaho Asphalt Supply was fully engaged in other activities and was not interested in pursuing a possible transaction with us. In December 2003 or January 2004, Mr. Beall had another casual conversation with the president of Idaho Asphalt about business in general that did not include a discussion of a specific possible transaction between us.

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         On a date that Mr. Beall is unable to specify, but estimates to be in
February 2004, he received a telephone call from a vice president of Idaho Asphalt Supply to advise of his new affiliation with Idaho Asphalt Supply and his responsibility for business development, inquiring as to whether or not there was some possible common business interest between Idaho Asphalt Supply and us. During this conversation, they discussed generally the asphalt business, the activities of their respective companies, and issues and challenges within the industry, with a general, unspecified expression of possible interest in working together in some manner in the future, but without any discussions of a possible sale, acquisition, or joint venture. At that time, Mr. Beall was told that the president of Idaho Asphalt had attempted on one or more occasions between July 2003 and January 2004 to contact us, but that apparently our old telephone number (which had been changed for approximately one year) must have been used.


         In March 2004, Idaho Asphalt's vice president and Mr. Beall began speaking approximately weekly by telephone to discuss overall industry matters, touching generally on possible overlapping business interests, again with no specific discussions of a possible transaction.


         On approximately March 26, 2004, we signed the letter of intent dated March 17, 2004, with the midwestern regional asphalt supply company (identified earlier as Company P). The above letter of intent specifically authorized us to continue discussions with parties with which we had made contact prior to entering the letter of intent. In response to an invitation from Idaho Asphalt's vice president, on April 4, 2004, Messrs. Mealey and Beall met with him for lunch in Idaho for a casual meeting to discuss possible business opportunities between the two companies. Mr. Mealey told him that we had a binding letter of intent with another company contingent on certain events. Messrs. Mealey and Beall were advised at the meeting that Idaho Asphalt Supply had a board of directors' meeting scheduled for the following week, and would be in a position to consider a possible acquisition of our asphalt business or some combination of our businesses if the transaction contemplated by the letter of intent with Company P was not completed. Messrs. Mealey and Beall said that Idaho Asphalt Supply might have an opportunity to discuss a possible transaction, but only in the event that the transaction contemplated by the pending letter of intent was not completed.


         On April 7, 2004, Mr. Mealey traveled out of town to meet with Company P to support its efforts to obtain an operating line of credit for the new joint venture to be created with us and such other firm. Mr. Mealey and representatives from Company P met with several banks interested in providing a working capital line of credit for operations of the proposed joint venture. Mr. Mealey concluded from those meetings however, that all of the banks represented that day would require at least four weeks or longer to complete a transaction, if such a transaction could be approved. During a meeting with representatives from Company P after the bank meeting, Mr. Mealey advised that we were continuing our discussions for financing or joint venture opportunities with other companies to mitigate our risk that Company P could not secure the working capital line of credit for the proposed venture in a timely manner. Notwithstanding Mr. Mealey's efforts in support of the credit application of Company P, we were continually advised that the anticipated working capital line of credit had not been established by Company P, which was an important condition precedent to us in proceeding with that venture. In late April 2004, we became increasingly concerned that Company P was not going to be able to fulfill its obligations under the letter of intent, both respecting the line of credit financing and certain joint venture operating and control requirements. Accordingly, and as discussed with Company P, we determined to more aggressively pursue our other options.

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         On or about April 23, 2004, Idaho Asphalt Supply's vice president called Mr. Beall to inquire about the status of the possible transaction covered by the letter of intent with Company P and to determine whether it was then appropriate to advance discussions with us. On April 23, 2004, we and Idaho Asphalt Supply signed a mutual confidentiality agreement, and we provided operating, financial, budgeting, and related information to Idaho Asphalt Supply for its consideration. Following Idaho Asphalt Supply's analysis of this material, on May 5, 2004, Mr. Mealey, Mr. Beall, and Alan Parker, our vice president and a director, traveled to Idaho Falls, Idaho, to meet in the Idaho Asphalt Supply offices with its management team. We described our business, financial needs, specific marketing targets, and other items. On May 12, 2004, Company P advised us that it still had not been able to arrange a working capital line of credit as contemplated by the letter of intent, which provided by its terms that it expired if the transaction was not completed by April 30, 2004. On receiving the news, Mr. Mealey met with the president of Idaho Asphalt Supply on the evening of May 12, 2004, in Idaho Falls, Idaho, to discuss a possible venture between the two companies that would, among other things, assist us in meeting 2004 supply contracts. Negotiations for such an arrangement continued on May 13, 2004, and on May 14, 2004, we signed an agreement to purchase asphalt and asphalt related products from Idaho Asphalt Supply, with extended payment terms granting to Idaho Asphalt Supply a security interest in the raw materials purchased, products manufactured from those raw materials, and related accounts receivable with the understanding that a joint venture agreement would be negotiated and presented to each company's board of directors for approval.

         By Monday, May 17, 2004, we concluded that, in view of the inability of Company P to provide the required credit facility as contemplated by its letter of intent, we needed to pursue all other alternatives with dispatch. Accordingly, Mr. Mealey immediately contacted the vice president of Company P to advise him that the letter of intent had by its own terms expired and because of its failure to secure the line of credit provided for therein. During that conversation, Mr. Mealey stated that we would be pursuing a potential joint venture opportunity with another company. Mr. Mealey, sometimes assisted by our other officers, had almost daily telephone conversations and personal meetings with Idaho Asphalt Supply officers to negotiate the possible formation of a newly organized joint venture funded by Idaho Asphalt. These negotiations led to the completion of our agreement with Idaho Asphalt Supply signed on June 7, 2004.


Formation of New Limited Liability Company

         Newco will be organized under the laws of the state of Utah. Idaho Asphalt Supply will own 51% and we will own 49% of the membership interests in Newco. The members will not be bound by, or personally liable for, the expenses, liabilities, debts or obligations of Newco. Newco will be managed by a management committee comprised of three persons, two of whom will be designated by Idaho Asphalt Supply and one of whom will be designated by us. The day-to-day operations of the business of Newco will be managed by a president and secretary and such other officers as the management committee deems necessary. Idaho Asphalt Supply will appoint the initial president until his or her successor is appointed by the management committee. We will appoint the secretary and his or her successor until such time as the promissory note from Newco to us has been paid in full. The person appointed by us as the secretary will be an employee of Newco on mutually acceptable terms and will remain as an employee until the promissory note from Newco to us has been paid in full. We anticipate that we initially will appoint Jay Mealey, our president, as secretary of Newco. After the promissory note from Newco to us has been paid, the secretary will be appointed by the management committee.

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         We do not believe there are any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the formation of Newco.

Purchase of Assets


         On the date the proposed joint venture formation is closed, but effective as of May 1, 2004, we will sell to Newco our asphalt business, operations and assets, including all ownership and leasehold interests in real and tangible personal property, the equipment and fixtures used in our asphalt business, all intangible rights and property relating to the asphalt business, all of our rights under leases, contracts and agreements to which we are a party or by which we benefit that are used in the asphalt business, all of our goodwill and going concern value of our asphalt business, including the rights to any trade names, service marks or copyrights, all of our interest as a member in Cowboy Asphalt Terminal, L.L.C., and all other rights, interests, assets and properties owned by us and used in connection with our asphalt business and operations. Newco will purchase only the assets generally set forth above, which represented approximately 93% of our total assets as of September 30, 2004, and will not purchase any of our other assets, including our cash, accounts receivable, other current assets, or any assets owned directly by us (but not including assets owned by our subsidiaries that are related to the asphalt business).


Purchase Price


         In consideration of the rights, interests, assets and properties transferred to Newco, Newco will issue us a $7.5 million promissory note and will assume certain obligations. The principal terms of the promissory note, as negotiated to date reflecting revisions from the Memorandum of Understanding, provide for interest to accrue at 4.0% per annum, with interest only payable quarterly on or before the fifth day of the month following the calendar quarter, commencing January 5, 2005, except that interest accruing between May 1, 2004, to December [ ], 2004, will be paid on the latter date. The principal balance will be paid in annual installments on January 31 of each year, commencing January 31, 2005, based on earnings before interest, taxes, depreciation and amortization, or EBITDA, less interest accruing on current debt, including Idaho Asphalt's operating line of credit advances to Newco, or Adjusted EBITDA. The annual principal payment shall be equivalent to 40% of the Adjusted EBITDA for the preceding year, less the amount of interest payments on the note during such year. If the interest payments on the note during such year exceed 40% of adjusted EBITDA for that year, no principal payment will be required for that year. Notwithstanding the foregoing, for the payment due January 5, 2005, if the Adjusted EBITDA for 2004 is less than zero, no principal payment will be due, and the amount of the Adjusted EBITDA deficit will be subtracted from the principal balance of the note. Any principal amount of the note outstanding on January 31, 2015, will be cancelled.

         The promissory note will be secured by a first priority security interest in all of the assets we convey to Newco (subject to any prior third-party liens) pursuant to a security agreement. If Newco refinances the existing obligations against the purchased assets (other than the promissory note), our security interest will be subordinated to the liens created by such refinancing. Newco will assume our obligations for third-party indebtedness for certain previous facility purchases and improvements, equipment purchases and leases, and similar items, estimated to total approximately $2.5 million, but not assume any prior obligations of or claims against us or to which the purchased assets are subject. Newco will use its best efforts to cause us to be

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released from all liability related to such all assumed obligations. However, we cannot assure that the third-party creditors will release us from the obligations assumed by Newco prior to payment or that Newco will have the financial resources to pay such third-party indebtedness prior to or at maturity.


         The sale to Newco will be effective as of May 1, 2004. Therefore, appropriate adjustments will be made to the purchase price to account for the revenues, expenses and payments on the assumed obligations and other items attributable to the purchased assets for the period from May 1, 2004, to the closing date.

Operating Line of Credit


         Idaho Asphalt Supply provided an operating line of credit to Newco for all of its working capital requirements for the remainder of calendar year 2004, and thereafter, as Idaho Asphalt Supply may elect. During 2004, the operating line of credit will not exceed $4 million unless approved by the management committee of Newco. The operating line of credit will be secured by and have a first priority in all of Newco's inventory, accounts receivable, bank accounts and contracts. In addition, the operating line of credit will be secured by the purchased assets, equipment, real estate and other assets, subject to our prior lien securing Newco's $7.5 million promissory note to us. The outstanding balance of the operating line of credit will accrue interest at one percentage point over the prime interest rate. Newco will repay the operating line of credit from available cash. Newco will maintain sufficient cash reserves in its bank accounts to pay the estimated expenses and inventory purchases for the succeeding 30-day period. Available cash will be used to repay the outstanding balance of the operating line of credit prior to any distributions to Idaho Asphalt Supply and us as members. It is anticipated that the operating line of credit will be provided in subsequent years in the amount necessary to fund Newco's operations as budgeted each year; however, Idaho Asphalt Supply will have the option not to provide such operating line of credit.


Interim Financing for our Asphalt Operations


         In order to provide interim operating capital for operating the asphalt business after May 1, 2004, pending the Effective Date of our required stockholder approval and formation of Newco, Idaho Asphalt Supply is willing to advance $1,445,268 to us, which was equal to the book value cost of our inventory as of April 30, 2004. Idaho Asphalt Supply is also obligated to advance to us additional amounts sufficient to cover inventory and raw materials purchases and other normal and customary expenses to operate the asphalt business from May 1, 2004, until the closing date of the asset sale to Newco. Idaho Asphalt Supply advanced a high of approximately $3.5 million during 2004, with a balance outstanding of approximately $3.3 million as of September 30, 2004. These advances to us by Idaho Asphalt Supply are secured by a security interest in all of the asphalt oil, extender oils, chemicals and asphalt modifiers owned by us as of April 30, 2004, inventory we acquired subsequent to May 1, 2004, and our accounts receivable relating to the asphalt business after May 1, 2004. Upon the closing of the asset sale to Newco, we will assign the above loan and security documentation to Newco, which will assume the obligations thereunder, and Idaho Asphalt Supply will release us from further obligation for repayment of that interim funding.

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         Inventory quantities valued at cost, effective as of April 30, 2004, will be verified prior to closing and adjustments will be made to account for any discrepancies in volume, cost or amounts advanced. The amount of any such discrepancy will be paid to either Newco or us, as the case may be, by the other party at closing.

Conditions to Formation of the Joint Venture

     Mutual Conditions

         The obligations of Idaho Asphalt Supply and us to complete the formation of Newco remain subject to the following conditions, each of which, other than that set forth in clause (1), may be waived:

                  (1) the negotiation of definitive agreements, including an operating agreement for Newco, an asset purchase and sale agreement relating to the sale of our asphalt assets and operations to Newco and related conveyances, the promissory note evidencing the $7.5 million purchase price payment by Newco to us, and ancillary agreements; and

                  (2) there shall not be any order, decree or judgment at law or in equity preventing, or any action or suit seeking to prevent, the consummation of the transactions contemplated.

     Conditions to Idaho Asphalt Supply's Obligations

         The obligations of Idaho Asphalt Supply to complete the formation of Newco will be subject to the satisfaction by us at or prior to closing of the following conditions, each of which, other than the requirement in clause (1) that the approval by our stockholders be effective, may be waived by Idaho Asphalt Supply:

                  (1) the transactions have been approved by our stockholders in the manner required by law and our articles of incorporation and bylaws, and that approval become effective;

                  (2) we shall have performed or complied in all material respects with all covenants and conditions required by our June 7, 2004, Memorandum of Understanding or the definitive agreements to be performed or complied with by us;

                  (3) there shall not have occurred since June 7, 2004, any material adverse change in our assets or operations in the reasonable opinion of Idaho Asphalt Supply;

                  (4) our representations and warranties, qualified as to materiality, shall be true and correct in all material respects, and our representations and warranties, not qualified by materiality, shall be true and correct; and

                  (5) we shall have complied with such other terms, covenants and conditions as Idaho Asphalt Supply may require in the definitive agreements, which continue to be negotiated.


         The foregoing conditions are within the discretion of Idaho Asphalt Supply and are not subject to agreed objective criteria. We are unable to predict the kind or amount of material performance or compliance with covenants or conditions or material change in our assets or operations Idaho Asphalt Supply may deem to warrant its failure to close. In view of our limited financial resources and our recognition of the importance of establishing a positive working relationship with our prospective joint venture participant, we do not anticipate that we would initiate litigation to seek specific performance of our agreements if Idaho Asphalt Supply elected not to close on the assertion of our failure to satisfy conditions of our agreements.

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     Conditions to Our Obligations

         Our obligations to complete the formation of Newco will be subject to the satisfaction by us at or prior to closing of the following conditions, each of which may be waived by Idaho Asphalt Supply:

                  (1) Idaho Asphalt Supply shall have performed or complied in all material respects with all covenants and conditions required by our June 7, 2004, Memorandum of Understanding or the definitive agreements to be performed or complied with by it;

                  (2) Idaho Asphalt Supply's representations and warranties, qualified as to materiality, shall be true and correct in all material respects, and our representations and warranties, not qualified by materiality, shall be true and correct; and

                  (3) Idaho Asphalt Supply shall have complied with such other terms, covenants and conditions as we may require in the definitive agreements, which continue to be negotiated.


Current Status

         Idaho Asphalt Supply has completed its business and financial review of our assets and operations to be conveyed to Newco. We and Idaho Asphalt Supply are proceeding with the negotiation of definitive agreements as we address miscellaneous specific issues, principally related to collateral agreements or relationships with third parties and negotiating required third-party consents. We have not completed negotiation of or signed definitive agreements relating to the creation of Newco or our sale of our assets and operations to Newco. We believe we have satisfied all conditions, complied with all material representations and warranties, and performed all covenants required to be satisfied, complied with, or performed by us under our memorandum of understanding, except for completing stockholder approval by disseminating this information statement, and expect that we will complete negotiation and execution of the definitive agreements after the dissemination of the information statement and the determination by Idaho Asphalt Supply that stockholders' approval will be completed upon the passage of 20 days after dissemination of this information statement.


Other Memorandum of Understanding Terms

         The Memorandum of Understanding we entered into on June 7, 2004, relating to the formation of Newco contains the following additional material terms. Until the closing or termination of the Memorandum of Understanding, we and Idaho Asphalt Supply are each obligated to:

                  (1) carry on its business in substantially the same manner as before;

                  (2) maintain and keep its assets in good repair and condition, except for ordinary wear and tear and loss due to casualty;

                  (3) maintain in full force and effect current levels and types of insurance on assets;

                  (4) perform in all material respects obligations under contracts to which it is a party or affecting its assets;

                  (5) maintain and preserve its business assets and operations; and

                  (6) comply with applicable laws.

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         Each party is obligated not to disclose confidential information learned about the other as a result of their dealings.

         The Memorandum of Understanding may be terminated at any time prior to consummation of the transactions by the mutual consent of the parties, by either party if the closing has not occurred on or before October 31, 2004, or by either party in the event of a material breach by the other party of any of the agreements, representations or warranties of the other and the failure of such other party to cure such breach within seven days after notice. In the event of termination pursuant to these provisions, each party's obligations under the memorandum shall terminate without further liability, unless such breach is willful.

         Each party is to pay its own expenses incurred in connection with negotiating and performing its obligations under the memorandum.

Business of the Parties Before and After the Formation of Newco

     Our Business

         We focus primarily on the performance-grade asphalt and emulsion/maintenance segments of the liquid asphalt industry. We have approximately 75,000 tons of asphalt tank storage at our facilities. Given adequate working capital availability, we prefer to purchase enough asphalt inventory from November through April to fill the storage tanks and benefit from the approximate $30 to $50 per ton price advantage relative to purchasing inventory in the summer months. We purchase the base asphalt inventory from refineries and transport it to our facilities via rail and truck. The material is unloaded and stored until needed during the asphalt-paving season.

         We manufacture finished liquid asphalt products by blending the base asphalt inventory from the storage tanks with other additives, chemicals and modifiers to meet the various product specifications. Our products are sold to paving contractors that mix it with aggregate (rock and gravel) to make a hot mix asphalt pavement or directly to customers for pavement maintenance.

         We submit sealed bids to contractors, who in turn bid for road and highway projects, for most of our business. We also have direct sales to contractors, states, counties and cities for some of our business.

         In June 1998, we and Foreland Refining Corporation, an unrelated entity engaged in the asphalt roofing products business, formed Cowboy Asphalt Terminal, L.L.C. to acquire an asphalt terminal and its underlying real property located in Woods Cross, Utah. Though the property and tanks are owned by Cowboy Asphalt Terminal, the property was divided by specific assets and use by us and Foreland. Foreland retained three storage tanks and a certain portion of the land for exclusive use in its roofing asphalt business. The remaining tanks and a certain portion of the land are for our exclusive use in our paving asphalt business. The remaining land may be used jointly by the parties. All revenues generated from the exclusive-use assets are the sole property of the respective party. Both Foreland and we have made capital equipment improvements to our respective exclusive-use assets. Those capital improvements are the sole property of the party making the improvement. Each party retains all revenues and profits generated from its respective exclusive operations. Cowboy Asphalt Terminal is owned 66.7% by us and 33.3% by Foreland, and we are the operator. The accounts and results of operations of Cowboy Asphalt Terminal are included within our consolidated financial statements and results of operations as majority-owned subsidiary.

                                                              PRELIMINARY COPIES


         Foreland and we are obligated to make equal contributions to Cowboy Asphalt Terminal for environmental clean-up costs, if any, up to $650,000 and related legal expenses. Contributions for these costs will not affect our respective percentage interests in Cowboy Asphalt Terminal.

         As of September 30, 2004, we had 25 full and part-time employees. None of our employees is represented by a union or other collective bargaining group. Management believes that its relations with its employees are good.

         Our principal executive offices are located in the office building we own at 1710 West 2600 South, Woods Cross, Utah 84087, adjacent to the Woods Cross asphalt terminal owned by Cowboy Asphalt Terminal.

         We conduct our activities from manufacturing and distribution facilities that we own or lease in Woods Cross and Salt Lake City, Utah; Rawlins, Wyoming; Fredonia, Arizona; and Grand Island, Nebraska.

     Business of Idaho Asphalt Supply

         Operating a business very similar to ours but generally in a different market area, Idaho Asphalt Supply produces a variety of asphalt products using feedstock from third-party refiners and other suppliers that are marketed in Idaho, Eastern Oregon, Washington, Northern Utah and Western Montana and supplied from Idaho Asphalt's processing facilities in Idaho Falls, Nampa, and Post Falls, Idaho.

     After the Formation of Newco

         Following the transfer of our assets and operations to Newco, we anticipate that Newco will continue our asphalt business in the general manner previously conducted by us, with the benefit of working capital to be provide asphalt supply, which should enable it to purchase base asphalt inventory from refineries during the cold months and transport it to Newco's facilities for storage and sale during the warmer months.

         Because of the location of Newco's plants and transportation charges for finished asphalt products, we do not anticipate that Newco will compete materially with Idaho Asphalt Supply.

     Financial Information

         Included at the end of this information statement are unaudited financial information respecting the business to be sold and pro forma information depicting the effect of such sale and related co-venture on us. (See pages F-1 through F-5.)

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         Set forth below is certain summary information:

                                   Nine Months
                                      Ended                         For the Year Ended December 31,
                                   September 30    --------------------------------------------------------------------
                                       2004           2003          2002          2001         2000          1999
                                   ------------       ----          ----          ----         ----          ----
Operating Results Data:
  Operating revenues              $ 11,013,696   $ 16,936,627  $ 17,964,675  $ 27,032,658  $ 22,787,103 $ 35,518,541
  Loss from operations              (1,142,800)    (1,089,655)   (1,372,853)     (572,636)  (16,084,230)  (1,037,491)
  Net loss before
    extraordinary items             (1,338,756)    (1,260,885)     (769,041)   (6,487,981)  (18,360,921)  (3,053,516)
  Extraordinary items                       --             --    30,144,724            --            --           --
  Net (loss) income                 (1,338,756)    (1,260,885)   29,375,683    (6,487,981)  (18,360,921)  (3,053,516)

  Earnings (loss) per
    common share--diluted              $ (0.05)       $ (0.06)       $ 1.14       $ (0.51)      $ (1.39      $ (0.26)
  Earnings to fixed cost ratio         (a)              (a)           (a)            (a)           (a)          (a)
--------------

(a) Earnings were insufficient to cover fixed charges by $1,110, $984, $769, $2,469, $15,785, and $850 during periods noted above respectively.

                                              As of September 30, 2004
                                              ------------------------
Balance Sheet Data:
Total assets                                          $14,352,024
Total liabilities                                     $15,932,543
Stockholders' equity                                  $(2,165,306)
Book value per common share                           $     (0.08)


Reasons For and Effects of the Joint Venture Formation

         We agreed to sell our assets to Newco in consideration of the $7.5 million secured promissory note, assumption of approximately $2.5 million in liabilities, and a 49% interest in Newco, with the working capital financing needed by Newco to be provided by Idaho Asphalt Supply, principally as a method of indirectly obtaining working capital financing in order to continue our asphalt business. This joint venture will enable us to continue to participate in asphalt production, marketing and distribution indirectly through Newco, with working capital funding provided by Idaho Asphalt Supply.

         We believe that with sufficient operating capital, we may be able to increase revenues and perhaps generate income from our asphalt operations. Based on our recent efforts, we have recognized that the economic interest of our common stockholders would likely be diluted by obtaining additional capital through the issuance of common stock, joint venture arrangements with other industry or financial participants, or borrowings. Although we have explored a number of potential financing sources, we have not had the opportunity for funding on terms that would dilute the interest of our common stockholders as a whole less than under the joint venture arrangement for the organization of Newco. Through this joint venture arrangement, we were able to obtain the working capital we require for the 2004 asphalt cycle, which is now well underway, while retaining an indirect 49% interest in the ongoing operation of our asphalt assets and operations.

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         By reducing our interest from 100% ownership to a minority 49% interest in our asphalt business and by agreeing to Idaho Asphalt Supply's appointment of a majority of the members of Newco's management committee, we no longer have control over our assets and operations. In addition, the terms under which Idaho Asphalt Supply may provide us with working capital in future years may include certain financial covenants or restrictions on our operating flexibility, although we do not believe that such restrictions are likely to impose greater limitations on the operation of the asphalt business than would be required by an unaffiliated lender.

         The $7.5 million promissory note payable to us by Newco as partial consideration for the sale of our asphalt assets and operations to Newco, secured by a lien of the assets conveyed, will not be guaranteed by Idaho Asphalt Supply. We cannot assure that Newco will be able to generate available cash flow from operations or other sources to pay this obligation. If Newco is unable to meet its payment obligations, we will have the right to seek to enforce our rights as a secured creditor against Newco, including executing on and recovering the assets and operations sold. If we were to do that, however, we expect that we would again need to obtain additional amounts of capital in order to resume asphalt operations on our own behalf with the recovered assets. Based on our recent experience, we may be unable to do so.

Interest of Certain Persons in the Joint Venture Formation


         Our president, a director and principal stockholder, Jay Mealey, is the beneficial owner of 500,000 shares of $10 Series A Cumulative Convertible Preferred Stock accruing dividends at the rate of 8% per annum payable in cash or, at the option of the holder, in shares of common stock valued at market. As of September 30, 2004, there were dividends payable to the holder of the Series A Cumulative Convertible Preferred Stock of approximately $1.7 million that may, at the election of the holder, be taken in cash or common stock. The preferred stock also has a preference on distributions on liquidation aggregating $5.0 million plus accrued and unpaid dividends, or a total of approximately $6.7 million, as of September 30, 2004, plus additional dividends accumulating thereafter. Because of the dividends payable on the preferred stock and the preference in the event of liquidation, the holder of the preferred stock will benefit directly from payments we receive on the Newco promissory note.

         Under the terms of the Series A Cumulative Convertible Preferred Stock, the sale of our asphalt assets and operations to Newco entitles the holder of the preferred stock to require us to redeem the preferred stock at its stated value plus all accrued but unpaid dividends, or for approximately $6.7 million as of September 30, 2004. Rather than require such redemption, the holder of the preferred stock has executed and delivered to us its written consent to approve the transfer of our asphalt assets and operations to Newco in order to continue our activities indirectly through the joint venture. This consent is not conditioned on repayment of the accrued but unpaid dividends.


         Our employees, including Jay Mealey, president, a director and a principal stockholder, and Alan Parker, principal financial officer, will benefit indirectly in Newco's continued operation of our asphalt business if, as we anticipate, they become employed by Newco. Newco has not reached any written agreement or other employment arrangement with either Mr. Mealey or Mr. Parker.


                              ELECTION OF DIRECTORS

         The board of directors and the Approving Stockholders have approved the reelection of each of our existing directors, each to serve until the next annual meeting of the stockholders and until his successor is elected and qualified. On the Effective Date, the election of Jay Mealey, Alan L. Parker, and Andrew W. Buffmire will become effective.

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Directors and Executive Officers

         Our directors are elected annually by the stockholders. Our officers serve at the pleasure of the board of directors. Our officers and directors, their ages, and their positions are set forth below:

        Name                      Age                   Position
        ----                      ---                   --------

    Jay Mealey................    48       Chairman of the Board of Directors
                                           Chief Executive Officer, President,
                                           Treasurer

    Stephen J. Burton.........    56       Secretary
    Andrew W. Buffmire........    57       Director
    Alan L. Parker............    53       Vice President, Director
    Scott Beall...............    50       Vice President


         Jay Mealey has served as president and chief operating officer and as our director since 1991 and was appointed as chief executive officer in April 1999 and treasurer in October 2000. Mr. Mealey has been actively involved in the oil and gas exploration and production business since 1978. Prior to becoming our employee, Mr. Mealey served as vice president of Ambra Oil and Gas Company, and prior to that position, worked for Belco Petroleum Corporation and Conoco, Inc. in their exploration divisions. Mr. Mealey is responsible for managing our day-to-day operations.

         Stephen J. Burton was elected secretary in October 2000. Mr. Burton joined our accounting department in 1989 and his duties have gradually increased such that for the last five years, he has been our human resources manager, payroll manager, and office manager. He is currently responsible for our Human Resources Department. Mr. Burton graduated from Utah State University in 1986.

         Andrew W. Buffmire is currently a private consultant. Mr. Buffmire has been a director since 2000. He was most recently the vice president business development for publicly-traded Ubiquitel, Inc., a wireless telecommunications company headquartered in Conshohocken, Pennsylvania. Prior to joining Ubiquitel, Mr. Buffmire was a director in the business development group at Sprint PCS, a national wireless telecommunications service provider, from October 1997 until May 2001. Before joining Sprint PCS, Mr. Buffmire was an attorney in private legal practice in Salt Lake City, Utah, for 16 years, with the exception of two years (1985-1987), when he was the founder, general counsel and registered principal of an NASD-registered, investment-banking firm.

         Alan L. Parker has been our vice-president, controller and director since 1992. Mr. Parker has been employed by us since 1998 and our predecessor, Petro Source Asphalt Company, since 1987.

         Scott Beall, vice president, has been employed by us since 1998 and our predecessor, Petro Source Asphalt Company, since 1979.

Audit Committee and Audit Committee Financial Expert

         We do not have an audit committee composed entirely of independent directors; our board of directors acts as our audit committee. Additionally, we do not have an audit committee financial expert, as that term is defined by Item 401(h) of Regulation SK. Given our financial condition and recent history of legal matters, our board of directors has determined that it would be unlikely to identify a qualified audit committee financial expert who would be willing to serve.

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Compliance with Section 16(a) of the Exchange Act.

         Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in our common stock and other equity securities.

         To our knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to us, or written representations that no reports were required, we believe that during fiscal year 2003 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were complied with.

Code of Ethics

         We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer and our principal financial officer. We will provide a copy of our Code of Ethics, without charge, to anyone who sends a written request to Crown Energy Corporation, Attention: Code of Ethics, 1710 West 2600 South, Woods Cross, Utah 84087.

                          BOARD MEETINGS AND COMMITTEES

         The board of directors held two meetings in 2003 and two meetings thus far in 2004. Each member of the board of directors attended all meetings. The board of directors has no standing audit, nominations, or compensation committees, and the board of directors as a whole performs the functions of each of those committees without the adoption of any written charter. One of our directors, Andrew W. Buffmire, is an independent director under both Rule 4200(a)(14) of the National Association of Securities Directors and Rule 10A-3(b)(1) adopted under the Exchange Act, while the other two directors are not independent under either rule. The board of directors has determined that it is appropriate for the board of directors not to have any of the above-identified committees based on the substantial majority of our common stock that is held by our officers and directors, the fact that our board of directors is currently composed of only three directors, and the substantial difficulty presented in recruiting additional independent directors given our financial condition.

                             NOMINATION OF DIRECTORS

         When considering candidates for directors, the board of directors takes into account a number of factors, including the individual's judgment, skill, integrity, and reputation; whether the candidate has relevant business experience; whether the candidate has achieved a high level of professional accomplishment; existing commitments to other businesses; potential conflicts of interest with other pursuits; corporate governance background and experience; financial and accounting background; age, gender, and ethnic background; and the size, composition, and experience of the existing board of directors.

         The board of directors will also consider candidates for directors suggested by stockholders using the same considerations. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary and include a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee; the name of and contact information for the candidate; a statement that the candidate is willing to be considered and would serve as a director if elected; a statement of the candidate's business and educational experience preferably in the form of a resume or curriculum vitae; information regarding each of the factors identified above, other than facts regarding the existing board of directors, that would enable the committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier, or our competitor; and detailed information about any relationship or understanding between the stockholder and the proposed candidate.

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             POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL MEETING

         Our directors are encouraged, but not required, to attend our annual meetings of stockholders.

             STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

         Stockholders desiring to communicate with the board of directors should send their communications in writing to our address, attention Corporate Secretary, who will forward those communications to the other members of the board of directors.

                              STOCKHOLDER PROPOSALS

         It is anticipated that the next meeting of stockholders will be held on approximately July 15, 2005. If we have not terminated our reporting obligations under the Exchange Act, stockholders may present proposals for inclusion in the information or proxy statement to be mailed in connection with our 2005 annual meeting of stockholders, provided such proposals are received by us no later than February 15, 2005, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our articles of incorporation and bylaws.

                             EXECUTIVE COMPENSATION

Summary Compensation

         The following table sets forth, for the last three fiscal years, the annual and long-term compensation earned by, awarded to, or paid to the person who was our chief executive officer and each of our other highest compensated executive officers as of the end of the last fiscal year (the "Named Executive Officers"):

                                                                              Long-Term Compensation
                                                                           ------------------------------
                                           Annual Compensation                    Awards         Payouts
                            ---------------------------------------------- --------------------- --------
            (a)               (b)        (c)         (d)          (e)         (f)        (g)       (h)      (i)
                                                                                      Securities
                                                                 Other                  Under-
                                                                 Annual    Restricted   lying             All Other
                            Year                                Compen-      Stock     Options/    LTIP     Compen-
    Name and Principal      Ended                                sation     Award(s)     SARs     Payouts   sation
         Position           Dec. 31   Salary ($)  Bonus ($)       ($)         ($)        (no.)     ($)       ($)
-------------------------- ---------- ----------- ----------- ------------ ---------- ---------- -------- ----------
Jay Mealey                    2003      $302,700      --       $10,563(1)     --         --        --      $734(2)
  President                   2002       344,600      --        10,563(1)     --         --        --       688(2)
  (CEO)                       2001       250,000      --         8,400(1)     --         --        --       647(2)

Scott Beall                   2003      $110,300      --            --        --         --        --        --
  Vice-President              2002       128,462      --            --        --         --        --        --
                              2001       107,225      --            --        --         --        --        --
---------------------

(1) Car allowance.
(2) Term life insurance paid for Mr. Mealey.

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Option/SAR Grants in Last Fiscal Year

         During the fiscal year ended December 31, 2003, we did not grant any stock options or stock appreciation rights to any Named Executive Officers.

Aggregate Option/SAR Exercises and Fiscal Year-End Option/SAR Values

         The following table contains information regarding the fiscal year-end value of unexercised options held by the Named Executive Officers. The aggregate value of the options was calculated using $0.03 per share, the average bid and asked price for our common stock on December 31, 2003:

              (a)                  (b)         (c)                  (d)                     (e)
                                                                Number             Value of Unexercised
                                                       of Securities Underlying        In-the-Money
                                  Shares                   Unexercised Options/          Options/SARs
                                 Acquired                  SARs at FY-End (#)           at FY-End ($)
                                   on         Value
                                 Exercise   Realized         Exercisable/              Exercisable/
             Name                  (#)         ($)          Unexercisable              Unexercisable
------------------------------------------- ---------- ------------------------- --------------------------
Jay Mealey                          --         --          900,000 / --(1)                -- / --
Scott Beall                         --         --          125,000 / --                   -- / --

------------------------
(1) Represents six tranches of 150,000 options each granted in two separate grants to Mr. Mealey in November 1997 and November 1999 and exercisable as follows:


                                                      Exercise    Market Price
               Number             Expiration Date       Price      Condition *
               ------             ---------------       -----      -----------

     150,000..................   November 1, 2007      $0.125        $0.16
     150,000..................   November 1, 2007       0.125         0.23
     150,000..................   November 1, 2007       0.125         0.31
     150,000..................   November 1, 2009       0.38          1.00
     150,000..................   November 1, 2009       0.38          1.30
     150,000 .................   November 1, 2009       0.38          1.69

     * Vested options cannot be exercised unless the market price for the common stock is at least equal to the market price stated.

Director Compensation

         Members of the board of directors are not compensated for their time or service representing us. Direct expenses incurred by members of the board in connection with our business are reimbursed.

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Employment Contracts

         Jay Mealey, our chief executive officer, president and treasurer, was employed under a November 1997 employment agreement that expired on December 31, 2003. The employment agreement provided for a base salary plus compensation bonuses. No bonus has been paid to Mr. Mealey under these provisions during the preceding three fiscal years. In previous years, Mr. Mealey was also issued options to purchase an aggregate of 900,000 shares, subject to vesting and minimum trading price conditions as summarized above. Of these, options to purchase 450,000 shares at $1.62 were repriced in 2000 to an exercise price of $0.125 per share. Mr. Mealey continues his employment at the same rate of compensation without an employment agreement.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information with respect to beneficial ownership of the our common stock as of September 30, 2004, to the extent known to us, of each of our executive officers and directors, each person known to us to be the beneficial owner of more than 5% of the outstanding shares of any class of our stock, and all directors and officers as a group:

     Name and Address of Person or Group              Nature of Ownership              Amount       Percent(1)
     -----------------------------------              -------------------              ------       ----------
Principal Stockholders:
-----------------------

  Jay Mealey(2)...............................   Common stock(3)                     13,841,818       52.3%

                                                 Options                                900,000        3.3

                                                 Shares issuable on conversion
                                                 of Series A Cumulative
                                                 Convertible Preferred, payment
                                                 of accrued dividends and
                                                 exercise of warrant(4)              20,454,464       43.6
                                                                                     ----------
                                                                                     35,196,282       73.6%


  Andrew W. Buffmire(2).......................   Common stock                         1,600,000        6.0

                                                 Options                                 85,000        0.8
                                                                                      1,685,000        6.8

Directors:
----------
  Jay Mealey..................................                 ----------See above----------
  Andrew W. Buffmire..........................                 ----------See above----------
  Alan L. Parker..............................   Common stock                                --       --

All Executive Officers and Directors as a
Group  (4 persons):(5)........................   Common Stock                        15,441,818       58.3

                                                 Options                              1,130,000        4.1

                                                 Shares issuable on conversion
                                                 of Series A Cumulative
                                                 Convertible Preferred, payment
                                                 of accrued dividends and
                                                 exercise of warrant(4)              20,454,464       43.6
                                                                                     ----------
                                                 Total                               37,026,282       77.0%
                                                                                     ==========       ====

--------------------
                                       46
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(1)  Based on 26,482,388 shares of our common stock issued and outstanding on
     September 30, 2004. Under Rule 13d-3 of the Exchange Act, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding. Unless otherwise indicated, all securities are owned beneficially and of record.


(2) The address for all principal stockholders is c/o Crown Energy Corporation, 1710 West 2600 South, Woods Cross, Utah 84087.
(3) Consists of 3,307,452 shares owned of record and beneficially by Mr. Mealey, 9,524,366 shares owned by the Mealey Partnership, 110,000 shares owned by Mr. Mealey's brother as custodian for Mr. Mealey's minor children, and 900,000 shares owned for the benefit of Mr. Mealey's minor children by a trust, of which Mr. Mealey is the trustee. Mr. Mealey is the general partner of the Mealey Partnership and owns 48.5% of the partnership, and members of his immediate family are the beneficiaries. Mr. Mealey expressly disclaims beneficial ownership of the shares held by his brother and mother. Furthermore, the options that are included within this calculation may not be exercised unless specified trading prices are realized for our common stock. As of the date hereof, such trading prices have been not been met and there is no assurance that they will ever be met during the terms of the options.

(4) The number reported constitutes the maximum issuable, based on our authorized capitalization of 50,000,000 shares, with 26,482,388 shares issued and outstanding and 3,063,148 shares reserved for issuance on the exercise of outstanding options and warrants. The Mealey Partnership has the right to acquire common stock as follows: 4,285,000 shares issuable upon conversion of 500,000 shares of our Series A Cumulative Convertible Preferred Stock; 170 million shares issuable at the election of the holder at the market price of $0.01 per share as of September 30, 2004, in payment of $1.7 million of dividends accrued as of September 30, 2004, on the Series A Cumulative Convertible Preferred Stock; and 925,771 shares issuable on the exercise of warrants to purchase shares at $0.002 per share. Mr. Mealey and the Mealey Partnership, which he controls, own beneficially a sufficient number of shares to amend our articles of incorporation to increase our authorized capitalization, which would enable us to issue all 175,210,771 shares to which the Mealey Partnership would be entitled on conversion of the Series A Cumulative Convertible Preferred Stock, the payment of accrued dividends, and the exercise of the warrant.

(5) The fourth person included in this group is Stephen J. Burton, who is an executive officer of ours, but is not disclosed above because he is neither a principal stockholder nor a director. Mr. Burton holds no shares of common or preferred stock and holds options to purchase 25,000 shares of common stock.

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Change of Control Contracts

         In November 1997, we entered into an employment agreement with Jay Mealey that contained "change of control" provisions providing for the payment of compensation and benefits upon our termination of Mr. Mealey's employment without cause or termination by Mr. Mealey for "good reason" (as defined in that agreement). No change of control events occurred and the employment agreement terminated December 31, 2003.

Equity Compensation Plan Information

                                                                                             Number of securities
                                                                                             available for future
                                                                                             issuance under equity
                                Number of securities to be                                    compensation plans
                                  issued upon exercise of     Weighted average exercise      (excluding securities
                                      outstanding               prices of outstanding          reflected in column
        Plan Category                   options                        options                          (a))
        -------------           --------------------------    -------------------------      ----------------------
                                           (a)                           (b)                             (c)
Equity compensation plans
  approved by stockholders...             2,263,148                      $0.122                      460,000

Equity compensation plans not
  approved by security holders
                                                 --                          --                           --
                                          ---------                                                  -------
    Total..................               2,263,148                      $0.122                      460,000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1997, we sold to Enron Capital & Trade Resources Corp., an unrelated third party, for $5.0 million in cash 500,000 shares of $10 Series A Cumulative Convertible Preferred Stock and a warrant to purchase 925,771 shares at $0.002 per share. In 2002, the Series A Cumulative Convertible Preferred Stock, the warrant, and all associated rights were acquired by the Mealey Partnership, which is the current holder of the Series A Cumulative Convertible Preferred Stock, the warrant, all associated rights, and accrued dividends. Jay Mealey, our chief executive officer, president and a director, owns 48.5% of the Mealey Partnership and is its general partner and his immediate family is its beneficiary. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


         As of September 30, 2004, there were dividends payable to the holder of the Series A Cumulative Convertible Preferred Stock of $1.7 million that may, at the election of the holder be taken in cash or common stock. At the market price of $0.01 per share as of September 30, 2004, 170 million shares of common stock would have to be issued to satisfy the dividend payable. The Series A Cumulative Convertible Preferred Stock is convertible to 4,285,000 shares of common stock, if so elected by the holder of the Series A Cumulative Convertible Preferred Stock.

         We currently have an authorized capital of 50.0 million shares of common stock, of which approximately 26.5 million shares are issued and outstanding and approximately 3.1 million shares are reserved for issuance on the exercise of outstanding options and warrants, for a total of approximately
29.6 million shares, excluding the shares issuable on conversion of the Series A Cumulative Convertible Preferred Stock, the payment of accrued dividends thereon, and exercise of the warrant. Therefore, there are only approximately
20.4 million shares available for issuance under the Series A Cumulative Convertible Preferred Stock on conversion or the payment of dividends or on exercise of the warrant. We have not undertaken to renegotiate with the Mealey Partnership any of the terms of the Series A Cumulative Convertible Preferred Stock or the warrant, and do not know whether we will attempt to do so.

                                                              PRELIMINARY COPIES

         Should the Mealey Partnership elect to convert the preferred stock and take the accrued dividend in the form of common stock prior to the effective date of the reverse split detailed herein, we would be required to issue 4,285,000 shares on conversion of the preferred stock, plus 170,000,000 shares in payment of the $1.7 million in accrued but unpaid dividends as of September 30, 2004. We have 50,000,000 shares of common stock authorized and would be unable to issue the required shares without the stockholders approving an increase in the number of authorized shares. This could be approved by the affiliated stockholders that hold a majority of the outstanding shares. Subsequent to the effective date, we would have a sufficient number of authorized shares to accommodate the conversion.


                          INDEPENDENT PUBLIC ACCOUNTANT

         The board of directors has chosen to retain Tanner + Co. as our independent public accountant for the fiscal year ending December 31, 2004.

Audit Fees

         The aggregate fees billed by Tanner + Co. for professional services rendered for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2003, and for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $33,000. The aggregate fees billed by Tanner + Co. for professional services rendered for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2002, and for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $52,295.

Audit Related Fees

         Tanner + Co. did not bill us for any professional services that were reasonably related to the performance of the audit or review of consolidated financial statements for either the fiscal year ended December 31, 2003, or the fiscal year ended December 31, 2002, that are not included under "Audit Fees" above.

Tax Fees

         The aggregate fees billed by Tanner + Co. for professional services rendered for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2003, and December 31, 2002, were $12,750 and $5,348, respectively.

All Other Fees

         Tanner + Co. did not perform any services for us or charge any fees other than the services described above under "Audit Fees" and "Tax Fees" for either the fiscal year ended December 31, 2003, or the fiscal year ended December 31, 2002.

         The engagements of Tanner + Co. to perform all of the above-described services were approved by the board of directors, acting as the audit committee, before we entered into the engagements, and the policy of the board of directors is to require that all services performed by the independent auditor be preapproved by the board of directors before the services are performed.

                                                              PRELIMINARY COPIES


                              FINANCIAL INFORMATION

         Financial statement information is being provided by:

         (1) Our annual report on Form 10-K (file no. 000-19365) for the year ended December 31, 2003, filed July 7, 2004; and


         (2) Our quarterly reports on Form 10-Q (file no. 000-19365) for the quarter ended March 31, 2004, filed July 7, 2004, for the quarter ended June 30, 2004, filed August 23, 2004, and for the quarter ended September 30, 2004, filed November 15, 2004.


Copies of each of these documents are bound with this information statement and are being delivered to each stockholder of record as of the record date.


                                            By Order of the Board of Directors


                                            Jay Mealey, President and Chairman
Woods Cross, Utah
[mailing date]

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet as of September 30, 2004, estimates the pro forma effect of the asset sale on the Company's financial position as if the asset sale and the transactions contemplated in the purchase agreement had been consummated on September 30, 2004. The following unaudited pro forma consolidated statements of income for the nine months ended September 30, 2004, and the year ended December 31, 2003, estimate the pro forma effects of the asset sale on the Company's results of operations as if the asset sale had occurred at the beginning of each of the respective periods. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma information may not be indicative of the results of operations and financial position of the Company as it may be in the future or as it might have been had the transactions been consummated on the respective dates assumed. The pro forma information is included for comparative purposes and should be read in conjunction with the Company's consolidated financial statements and related notes.

                                            CROWN ENERGY CORPORATION
                                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS


                                                            Published                                Sept. 30, 2004
                                                          Sept. 30, 2004                               As Adjusted
                                                           [unaudited]      Adjustments                [unaudited]
                                                          -------------    -------------              -------------
CURRENT ASSETS:
       Cash and cash equivalents                          $     157,696    $      (8,060)      a      $     149,636
        Accounts receivable, net of allowance for
          uncollectible accounts of $159,970                  4,162,621       (3,418,034)      a            744,587
       Inventory                                              1,476,880       (1,470,404)      a              6,476
       Prepaid and other current assets                         103,621          (87,637)      a             15,984
                                                        ------------------------------------        -------------------
             Total Current Assets                             5,900,818       (4,984,135)                   916,683

PROPERTY PLANT, AND EQUIPMENT, Net                            8,215,629       (8,207,078)      a              8,551

NOTES RECEIVABLE                                                     --        7,500,000     a, b         7,500,000

OTHER ASSETS                                                    235,577         (209,640)      a             25,937
                                                        ------------------------------------        -------------------

TOTAL ASSETS                                                 14,352,024       (5,900,853)                 8,451,171
                                                        ====================================        ===================

CURRENT LIABILITIES
       Accounts payable                                       5,654,082       (5,125,488)      a            528,594
       Preferred stock dividends payable                      1,700,000               --                  1,700,000
       Accrued expenses                                         133,588          (39,052)      a             94,536
       Accrued interest                                         428,925          (22,417)      a            406,508
       Long-term debt - current portion                         821,975         (477,018)      a            344,957
                                                        ------------------------------------        -------------------
       Total current liabilities                              8,738,570       (5,663,975)                 3,074,595

Long-term debt                                                2,193,973       (1,791,231)      a            402,742
Redeemable preferred stock                                    5,000,000               --                  5,000,000
                                                        ------------------------------------        -------------------
       Total liabilities                                     15,932,543       (7,455,206)                 8,477,337

MINORITY INTEREST IN CONSOLIDATED
       JOINT VENTURES                                           584,787         (584,787)      a                 --

STOCKHOLDERS DEFICIT:
       Stockholders' equity:
        Common stock $0.02 par value 50,000,000
          shares authorized 26,281 shares outstanding           529,647         (529,121)                       526
       Additional paid in capital                             3,219,417          529,121       c          3,748,538
       Stock warrants                                           186,256               --                    186,256
       Accumulated deficit                                   (6,100,626)       2,139,140       a         (3,961,486)
                                                        ------------------------------------        -------------------

             Stockholders' deficit                           (2,165,306)       2,139,140                    (26,166)
                                                        ------------------------------------        -------------------

TOTAL                                                     $  14,352,024    $  (5,900,853)             $   8,451,171
                                                        ====================================        ===================

                                                      F-2

                                            CROWN ENERGY CORPORATION
                                                   [Unaudited]
                            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                                Published                              Sept. 30, 2004
                                                             Sept. 30, 2004                              As Adjusted
                                                               [unaudited]      Adjustments              [unaudited]
                                                             ----------------                          ----------------
SALES, Net of demerits                                       $  11,013,696    $  10,961,571      d      $     52,125

COST OF SALES                                                  (11,166,002)     (11,132,017)     d           (33,985)
                                                             --------------------------------          ---------------

GROSS PROFIT (LOSS)                                               (152,306)        (170,446)                  18,140

GENERAL AND ADMINISTRATIVE EXPENSES                                990,494          731,287     d, e         259,207
                                                             --------------------------------          ---------------

LOSS FROM OPERATIONS                                            (1,142,800)        (901,733)                (241,067)

OTHER INCOME (EXPENSES):
         Interest income and other income                            1,510               --      d             1,510
         Interest income from asset sale                                --         (225,000)     g           225,000
         Interest expense                                         (228,503)         (92,759)     d          (135,744)
                                                             --------------------------------          ---------------

         Total other income (expense), net                        (226,993)        (317,759)                  90,766
                                                             --------------------------------          ---------------

LOSS BEFORE INCOME TAXES
   AND MINORITY INTERESTS                                       (1,369,793)      (1,219,492)                (150,301)

DEFERRED INCOME TAX BENEFIT                                             --               --                       --

PROFIT (LOSS) IN EQUITY INVESTMENT                                      --          582,343      f          (582,343)

MINORITY INTEREST IN EARNINGS OF
   CONSOLIDATED JOINT VENTURE                                       31,037           31,037      d                --
                                                             --------------------------------          ---------------

NET LOSS                                                     $  (1,338,756)   $    (606,112)            $   (732,644)
                                                             ================================          ===============

                                                       F-3

                                            CROWN ENERGY CORPORATION
                                                   [Unaudited]
                            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                      December 31,
                                                               Published                                  2003
                                                             December 31,                              As Adjusted
                                                                 2003         Adjustments              [unaudited]
                                                             -------------   -------------           -------------
SALES, Net of demerits                                       $  16,936,627   $  16,813,797     d     $     122,830

COST OF SALES                                                  (16,835,994)    (16,764,666)    d           (71,328)
                                                            --------------------------------        ----------------

GROSS PROFIT                                                       100,633          49,131                  51,502

GENERAL AND ADMINISTRATIVE EXPENSES                              1,529,017       1,045,926   d, e          483,091
      Recovery of bad debt expense                                 338,729              --     d           338,729
                                                            --------------------------------        ----------------

LOSS FROM OPERATIONS                                            (1,089,655)       (996,795)                (92,860)

OTHER INCOME (EXPENSES):
      Interest income and other income                               4,358           2,147     d             2,211
      Interest Income from asset sale                                   --        (300,000)    g           300,000
      Interest expense                                            (275,920)       (183,667)    d           (92,253)
      Other (expense) income                                        50,659          (7,157)    d            57,816
                                                            --------------------------------        ----------------

      Total other income (expense), net                           (220,903)       (488,677)                267,774
                                                            --------------------------------        ----------------

INCOME (LOSS) BEFORE INCOME TAXES
   AND MINORITY INTERESTS                                       (1,310,558)     (1,485,472)    d           174,914

DEFERRED INCOME TAX BENEFIT                                             --              --                      --

PROFIT (LOSS) IN EQUITY INVESTMENT                                      --         703,541     f          (703,541)

MINORITY INTEREST IN EARNINGS OF
   CONSOLIDATED JOINT VENTURE                                       49,673          49,673     d                --
                                                            --------------------------------        ----------------

NET LOSS                                                     $  (1,260,885)  $    (732,258)          $    (528,627)
                                                            ================================        ================

                                                      F-4

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) The unaudited pro forma condensed consolidated balance sheet gives effect to the asset sale and the assumption of certain related liabilities as though the asset sale had occurred on September 30, 2004. Estimated net proceeds, assets sold, and resultant gain from the asset sale are as follows:

                  Note Receivable                     $  7,500,000
                  Liabilities Assumed                    8,039,993
                                                      ------------
                  Total Proceeds Received             $ 15,539,993

                  Book Value of Assets Sold           $ 13,400,853

                  Gain on Sale Before Taxes           $  2,139,140


         Certain assets will be retained by the Company and certain liabilities will not be assumed by the purchaser at the consummation of the transaction.

(b) As part of the asset sale, a note receivable in the amount of $7,500,000 will be held by the Company. It will accrue interest at a rate of 4% and will be paid out of the earnings of Newco. It is estimated that the note will be paid off over a five-year period.

(c) The adjustment to common stock and additional paid-in capital reflects the effect the reverse stock split would have on shares outstanding.

(d) The unaudited pro forma condensed consolidated statements of operations for the quarter ended September 30, 2004, and the year ended December 31, 2003, give effect to the asset sale as though it had occurred on January 1, 2004 and 2003, respectively. These pro forma adjustments eliminate the historical results of the asphalt business. Any gain or loss from the asset sale is not included in the pro forma condensed consolidated statement of operations.

(e) The allocation of general and administrative expenses is based on estimates. The pro forma condensed consolidated statement of operations gives effect to the asset sale as if it had occurred at the beginning of the respective periods considering the probable administrative structure retained by the Company subsequent to the asset sale and those general and administrative costs that are associated with the asphalt business that would transfer with the asphalt business, as a result of the asset sale.

(f) The Company's pro forma condensed consolidated statement of operations includes the retention of 49% of the earnings or loss of Newco, which the Company will retain from the asset sale. The September 30, 2004, pro forma calculation of loss in an equity investment is calculated by taking the loss before income taxes of $1,219,492, reduced by minority interest in earnings of a consolidated joint venture of $31,037, multiplied by 49%, which results in $582,343. The December 2003 pro forma is calculated in the same manner --$1,485,472 less $49,673 multiplied by 49% for a total of $703,541.

(g) Interest income from the asset sale is the interest derived from the sale of the assets to Newco. This is calculated based on the $7,500,000 note at 4% per annum for the nine months ending September 30, 2004, and the twelve months ended December 31, 2003.

                                      F-5